Product supplement no. 132-IV To prospectus dated December 1, 2005 and prospectus supplement dated October 12, 2006	Registration Statement No. 333-130051 Dated October 17, 2008 Rule 424(b)(2)

JPMorgan Chase & Co.
Return Notes Linked to the JPMorgan Core Commodity Investable Global Asset Rotator Conditional Long-Short Index

General

  JPMorgan Chase & Co. may offer and sell return notes linked to the JPMorgan Core Commodity Investable Global Asset Rotator Conditional Long-Short Index from time to time. This product supplement no. 132-IV describes terms that will apply generally to the return notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement will control.
  The notes are senior unsecured obligations of JPMorgan Chase & Co.
  Payment is linked to the JPMorgan Core Commodity Investable Global Asset Rotator Conditional Long-Short Index as described below.
  For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-35.
  Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
  Investing in the notes is not equivalent to investing in the Underlying or any of its constituents.
  The notes will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.

Key Terms

Underlying:	The JPMorgan Core Commodity Investable Global Asset Rotator Conditional Long-Short Index (the “Core Commodity-IGAR Conditional Long-Short” or the “Underlying”).
The Core Commodity-IGAR Conditional Long-Short was developed and is maintained by J.P. Morgan Securities Ltd. to implement a momentum-based algorithmic strategy for commodity allocations. The Core Commodity-IGAR Conditional Long-Short references the value of a synthetic portfolio selected from a limited universe of commodity constituents, each of which is a component of the S&P GSCI™ Index (“S&P GSCI™”) and is intended to serve as a benchmark value for a particular commodity.
Historical performance data for each constituent is run through the Core Commodity-IGAR Conditional Long-Short algorithms on a monthly basis. The algorithms test each constituent’s performance and consistency. The performance algorithm tests the year-over-year performance for each constituent, and the long consistency tests filter out constituents that have not demonstrated consistent positive or negative monthly performance over a one-year period, attributing greater weight to more recent monthly periods.
If on any monthly rebalancing date, the year-over-year performance of an equally weighted basket of the referenced universe of GSCI components is a) positive and b) consistently positive, the short leg of the Core Commodity-IGAR Conditional Long-Short will be de-activated.
Up to seven constituents that are ranked with the strongest positive performance and successfully pass the long consistency test are assigned a conditional long-short target weight of one-seventh (1/7) in the synthetic portfolio until the next monthly rebalancing. The weighting of one-seventh will apply to each of the strongest constituents even if their number is less than seven. If the short leg of the Core Commodity-IGAR Conditional Long-Short is not de-activated, up to seven constituents that are ranked with the weakest negative performance and successfully pass the conditional short consistency test are assigned a conditional long-short target weight of minus one-seventh (-1/7) in the synthetic portfolio until the next monthly rebalancing. The remaining constituents are assigned a weight of zero percent (0%). The value of the Core Commodity-IGAR Conditional Long-Short is the value of the synthetic portfolio, less a deemed calculation agency fee deducted daily at an annual rate of 0.96%.
The value of the Core Commodity-IGAR Conditional Long-Short is published each trading day under the Bloomberg ticker symbol “CMDUYCER”.
The description of the underlying Core Commodity-IGAR Conditional Long-Short strategy and methodology included in this product supplement no. 132-IV is based on rules formulated by J.P. Morgan Securities Ltd. (the “Rules”). The Rules are attached as Addendum A to this product supplement.
Payment at Maturity:	Subject to the impact of a market disruption event, payment at maturity will reflect the performance of the Underlying plus an Additional Amount, which will be set forth in the relevant terms supplement and may be zero. As a result, at maturity, you will receive an amount per $1,000 principal amount note calculated as follows, unless otherwise specified in the relevant terms supplement:
$1,000 x (1 + Underlying Return) + Additional Amount
provided that the final payment at maturity will not be less than $0.
You will lose some or all of your investment at maturity (other than the Additional Amount) if the Underlying Return is negative, provided that the final payment at maturity will not be less than $0.
For more information about the impact of market disruption events please see “Description of Notes — Payment at Maturity” and “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event.”
Additional Amount:	An amount set forth in the relevant terms supplement, which may be equal to, but will not be less than, zero.
Underlying Return:	Unless otherwise specified in the relevant terms supplement:
Ending Underlying Value – Initial Underlying Value (or Strike Value, if applicable) Initial Underlying Value (or Strike Value, if applicable)
Initial Underlying Value:	The Underlying closing value on the pricing date, or such other date as specified in the relevant terms supplement, or the arithmetic average of the Underlying closing values on each of the Initial Averaging Dates, if so specified in the relevant terms supplement.
Ending Underlying Value:

The Underlying closing value on the Observation Date, or such other date as specified in the relevant terms supplement, or the arithmetic average of the Underlying closing values on each of the Ending Averaging Dates.

Strike Value:

The relevant terms supplement may specify a starting value other than the Initial Underlying Value to be used for calculating the Underlying Return and the amount payable at maturity, if any. For example, the relevant terms supplement may specify that a Strike Value, equal to 95% of the Initial Underlying Value, shall be used to calculate the Underlying Return.

Underlying closing value:

Unless otherwise specified in the relevant terms supplement, the value of the Underlying or any Successor Underlying or alternative calculation of the Underlying described under “JPMorgan Core Commodity Investable Global Asset Rotator Conditional Long-Short Index — Discontinuation of the Underlying; Alteration of Method of Calculation” at the time of daily final publication for the Underlying or Successor Underlying, as applicable.

Initial Averaging Dates:

As specified, if applicable, in the relevant terms supplement. Any Initial Averaging Date is subject to the impact of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Underlying Valuation Date(s):

The Ending Underlying Value will be calculated on a single date, which we refer to as the Observation Date, or on several dates, each of which we refer to as an Ending Averaging Date, as specified in the relevant terms supplement. We refer to such dates generally as Underlying Valuation Dates in this product supplement. Any Underlying Valuation Date is subject to the impact of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Maturity Date:

As specified in the relevant terms supplement. The maturity date of the notes is subject to the impact of certain market disruption events and as described under “Description of Notes — Payment at Maturity” and “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event.”

Investing in the Return Notes involves a number of risks. See “Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 132-IV, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

October 17, 2008

     In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 132-IV and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 132-IV and with respect to JPMorgan Chase & Co. This product supplement no. 132-IV, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contain the terms of the notes and supersede all other prior or contemporaneous oral statements as well as any other written material including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational material of ours. The information in the relevant terms supplement, this product supplement no. 132-IV and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

     The notes described in the relevant terms supplement and this product supplement no. 132-IV are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 132-IV and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

     In this product supplement no. 132-IV and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

i

DESCRIPTION OF NOTES

     The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 132-IV have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of Return Notes Linked to the JPMorgan Core Commodity Investable Global Asset Rotator Conditional Long-Short Index.

General

     The Return Notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to the JPMorgan Core Commodity Investable Global Asset Rotator Conditional Long-Short Index (the “Core Commodity-IGAR Conditional Long-Short” or the “Underlying”). The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

     The notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity (other than the Additional Amount). Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the performance of the Underlying calculated in accordance with the formula set forth below and the Additional Amount.

     The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

     The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

     The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

     The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 132-IV. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement will control.

Payment at Maturity

     The maturity date for the notes will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the final Underlying Valuation Date is postponed as described below. In addition, the notes are subject to early acceleration under certain circumstances described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event.”

     The amount you will receive at maturity will reflect the performance of the Underlying plus an Additional Amount. As a result, at maturity, you will receive an amount, unless otherwise specified in the relevant terms supplement, calculated as follows:

$1,000 x (1 + Underlying Return) + Additional Amount

provided that the final payment at maturity will not be less than $0.

     The “Additional Amount” will be specified in the relevant terms supplement, and could be equal to, but will not be less than, zero.

     Unless otherwise specified in the relevant terms supplement, the “Underlying Return,” as calculated by the calculation agent, is the percentage change in the Underlying closing value, calculated by comparing the Underlying closing value on the Observation Date, or such other date as specified in the relevant terms supplement, or the arithmetic average of the Underlying closing value on each of the Ending Averaging Dates (the “Ending Underlying Value”), to the Underlying closing value on the pricing date or such other date as specified in the relevant terms supplement, or to the arithmetic average of the Underlying closing values on each of the Initial Averaging Dates, if so specified in the relevant terms supplement (the “Initial Underlying Value”) or to an Underlying value other than the Initial Underlying Value as specified in the relevant terms supplement (the “Strike Value”). The relevant terms supplement will specify the manner in which the Initial Underlying Value, or Strike Value, as applicable, and the Ending Underlying Value is determined. The Underlying Return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Ending Underlying Value – Initial Underlying Value (or Strike Value, if applicable)
Underlying Return =	Initial Underlying Value (or Strike Value, if applicable)

     You will lose some or all of your investment at maturity (other than the Additional Amount) if the Underlying Return is negative, provided that the final payment at maturity will not be less than $0.

     The “Underlying closing value” on any trading day will equal the value of the Underlying or any Successor Underlying (as defined below) or alternative calculation of the Underlying described under “The JPMorgan Core Commodity Investable Global Asset Rotator Conditional Long-Short Index — Discontinuation of the Underlying; Alteration of Method of Calculation” at the time of daily final publication, or close of trading on the relevant exchange or market for the Underlying or Successor Underlying, as applicable.

     A “trading day” is, unless otherwise specified in the relevant terms supplement, a day, as determined by the calculation agent, on which trading is generally conducted on the relevant exchange.

     “Relevant exchange” means any organized exchange of trading for any futures contract the value of which is referenced in any constituent of the Core Commodity-IGAR Conditional Long-Short.

     The Initial Averaging Dates, if applicable, will be specified in the relevant terms supplement, and any such date is subject to adjustment as described below. If an Initial Averaging Date is not a trading day or if there is a market disruption event on such day, the applicable Initial Averaging Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing. In no event, however, shall any Initial Averaging Date be postponed more than ten business days following the date originally scheduled to be such Initial Averaging Date. If the tenth business day following the date originally scheduled to be the applicable Initial Averaging Date is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Underlying closing value for the Initial Averaging Date on such date in accordance with the formula for and method of calculating the Underlying closing value last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the value of the commodity futures contracts underlying constituents of the Core Commodity-IGAR Conditional Long-Short synthetic portfolio, as applicable (or, if trading in the relevant commodities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the value that would have prevailed but for the suspension or limitation or non-trading day) on such tenth scheduled business day for the constituents most recently constituting the Commodity-IGAR Conditional Long-Short.

     The Underlying Valuation Date(s), which will either be a single date, which we refer to as the Observation Date, or several dates, each of which we refer to as an Ending Averaging Date, will be specified in the relevant terms supplement, and any such date is subject to adjustment as described below. If an Underlying Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Underlying Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing. In no event, however, shall any Underlying Valuation Date be postponed more than ten business days following the date originally scheduled to be such Underlying Valuation Date. If the tenth business day following the date originally scheduled to be the applicable Underlying Valuation Date is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Underlying closing value for the Underlying Valuation Date on such date in accordance with the formula for and method of calculating the Underlying closing value last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the value of the commodity futures contracts underlying constituents of the Core Commodity-IGAR Conditional Long-Short synthetic portfolio, as applicable (or, if trading in the relevant commodities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the value that would have prevailed but for the suspension or limitation or non-trading day) on such tenth scheduled business day for the constituents most recently constituting the Commodity-IGAR Conditional Long Short.

     The maturity date will be set forth in the relevant terms supplement. If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date. If, due to a market disruption event or otherwise, the final Underlying Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following that final Underlying Valuation Date, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “General Terms of Notes — Market Disruption Events.”

     We will irrevocably deposit with DTC no later than the opening of business on the applicable date funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

     A “business day” is, unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

     Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

RISK FACTORS

     Your investment in the notes will involve certain risks. The notes do not pay interest or guarantee any return of principal at, or prior to, maturity (other than the Additional Amount). Investing in the notes is not equivalent to investing directly in the Underlying or any of the constituents of the Underlying. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes do not pay interest or guarantee the return of your investment.

     The notes do not pay interest and may not return any of your investment, other than the Additional Amount, which may be zero. The amount payable at maturity will reflect the performance of the Underlying plus an Additional Amount, and will be determined pursuant to the terms described in this product supplement no. 132-IV and the relevant terms supplement. If the Ending Underlying Value has decreased as compared to the Initial Underlying Value, you may lose some or all of your investment in the notes, although in all cases you will receive the Additional Amount at maturity.

Commodity prices are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the Commodity-IGAR Conditional Long-Short.

     Market prices of the commodity options futures contracts underlying the constituents that compose the Core Commodity-IGAR Conditional Long-Short tend to be highly volatile and may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; governmental programs and policies, national and international monetary, trade, political and economic events, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. Many commodities are also highly cyclical. These factors may affect the level of the constituents and the value of the Core Commodity-IGAR Conditional Long-Short in varying ways, and different factors may cause the value of different commodities included in the Core Commodity-IGAR Conditional Long-Short, and the commodity futures contracts of their prices, to move in inconsistent directions at inconsistent rates. This, in turn, will affect the value of the notes linked to the Commodity-IGAR Conditional Long-Short.

     The Core Commodity-IGAR Conditional Long-Short provides one avenue for exposure to commodities. The high volatility and cyclical nature of commodity markets may render these investments inappropriate as the focus of an investment portfolio.

The commodity futures contracts underlying the constituents of the Core Commodity-IGAR Conditional Long-Short are subject to legal and regulatory regimes that may change in ways that could affect our ability to hedge our obligations under the notes, could result in the Index Calculation Agent making changes to the Rules and/or could lead to the early acceleration of your notes.

     The commodity futures contracts that underlie the constituents of the Core Commodity-IGAR Conditional Long-Short are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could negatively affect the value of the Core Commodity-IGAR Conditional Long-Short. For example, the United States House of Representatives and the United States Senate have considered legislation intended to decrease speculation and increase transparency in the commodities markets. If enacted, such legislation may, among other things, require the United States Commodity Futures Trading Commission (“CFTC”) to adopt rules establishing position limits on positions in commodity futures contracts.

     Changes to the legal or regulatory regimes applicable to the commodity futures contracts that underlie the constituents of the Core Commodity-IGAR Conditional Long-Short may result in the Index Calculation Agent exercising its discretionary right under the Rules to exclude or substitute constituents of the Core Commodity-IGAR Conditional Long-Short, which may, in turn, have a negative effect on the level of the Core Commodity-IGAR Conditional Long-Short and your payment, if any, at maturity. Please see “The JPMorgan Core Commodity Investable Global Asset Rotator Conditional Long-Short Index — Extraordinary Events Affecting the Core Commodity-IGAR Conditional Long-Short and its Constituents — Constituent Exclusion and Substitution”.

     In addition, upon the occurrence of legal or regulatory changes that the calculation agent determines have interfered with our or our affiliates’ ability to hedge our obligations under the notes, or if for any other reason we or our affiliates are unable to enter into or maintain hedge positions the calculation agent deems necessary to hedge our obligations under the notes, we may, in our sole and absolute discretion, accelerate the payment on your notes early and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. See “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event.”

The Core Commodity-IGAR Conditional Long-Short lacks an operating history and may perform in unanticipated ways.

     The Core Commodity-IGAR Conditional Long-Short was established on April 15, 2008 and therefore lacks historical performance. Any back-testing or similar analysis in respect of the Core Commodity-IGAR Conditional Long-Short must be considered illustrative only and may be based on estimates or assumptions not used by the calculation agent when determining the Core Commodity-IGAR Conditional Long-Short values. Past performance should not be considered indicative of future performance.

The reported level of the Core Commodity-IGAR Conditional Long-Short will include the deduction of a hypothetical Index Calculation Agent Fee.

     One way in which the Core Commodity-IGAR Conditional Long-Short differs from a typical index is that its daily reported level includes a deduction from the aggregate values of its constituents of a hypothetical Index Calculation Agent Fee assessed at an annual rate of 0.96%. This hypothetical fee is deducted daily and calculated based on an actual/360 accrual basis. As a result of the deduction of this amount, the value of the Core Commodity-IGAR Conditional Long-Short will trail the value of a hypothetical identically constituted synthetic portfolio from which no such amount is deducted.

An investment in the notes carries the risks associated with the Core Commodity-IGAR Conditional Long-Short’s momentum investment strategy.

     The Core Commodity-IGAR Conditional Long-Short employs a mathematical model intended to implement what is generally known as a momentum investment strategy, which seeks to capitalize on consistent positive and negative market price trends based on the supposition that consistent positive and negative market price trends may continue. This strategy is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components. The Core Commodity-IGAR Conditional Long-Short strategy may fail to realize gains that could occur as a result of holding a commodity that has experienced price declines, but after which experiences a sudden price spike, or has experienced price increases, but after which experiences a sudden price decline. Further, the rules of the Core Commodity-IGAR Conditional Long-Short limit exposure to rapidly appreciating or depreciating constituents. This is because the Core Commodity-IGAR Conditional Long-Short rebalances its exposure to constituents each month so that the exposure to any one constituent does not exceed one-seventh of the total long or short synthetic portfolio as of the time of a monthly rebalancing. By contrast, a synthetic portfolio that does not rebalance monthly in this manner could see greater compounded gains over time through exposure to a consistently and rapidly appreciating or depreciating constituent.

     No assurance can be given that the investment strategy used to construct the Core Commodity-IGAR Conditional Long-Short will be successful or that the Core Commodity-IGAR Conditional Long-Short will outperform any alternative index that might be constructed from the constituents. Furthermore, because the rules of the Core Commodity-IGAR Conditional Long-Short limit the synthetic portfolio to holding only to constituents that have shown consistent positive or negative price appreciation, the synthetic portfolio may experience periods where it holds few or no constituents, and therefore is unlikely during such periods to achieve returns that exceed the returns realized by other investment strategies or be able to capture gains from other appreciating or depreciating assets in the market that are not included in the universe of constituents.

The constituents of the Core Commodity-IGAR Conditional Long-Short are “excess return” indices.

     In general, returns from investing in futures contracts are derived from three sources: (1) changes in the price of such futures contracts (known as the “price return”), (2) profit or loss realized when rolling from a futures contract with one expiry date to another futures contract with a different, generally later, expiry date (known as the “roll return”) and (3) interest earned on the cash (or other) collateral deposited in connection with the purchase of such a futures contract (known as the “collateral return”). The constituents of the Core Commodity-IGAR Conditional Long-Short generate “excess returns,” meaning the sum of the price return and the roll return with respect to the futures contracts underlying the constituents. As a result, an investment in an instrument linked to the Core Commodity-IGAR Conditional Long-Short, such as the notes, will not generate the same returns that would be obtained from investing directly in the futures contracts underlying the constituents because the collateral return is not used in calculating an “excess return” index.

Suspension or disruptions of market trading in the commodity and related options futures markets may adversely affect the value of the Core Commodity-IGAR Conditional Long-Short, and therefore the value of the notes.

     The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in options futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” No trades may be made at a price above the upper limit or below the lower limit for the relevant contract, each as established by the relevant exchange. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the constituents and, therefore, the value of the Core Commodity-IGAR Conditional Long-Short and the notes.

The Core Commodity-IGAR Conditional Long-Short may perform poorly during periods characterized by short-term volatility.

     The Core Commodity-IGAR Conditional Long-Short’s strategy is based on momentum investing. Momentum investing strategies are effective at identifying the current market direction in trending markets. However, in non-trending, sideways markets, momentum investment strategies are subject to “whipsaws.” A whipsaw occurs when the market reverses and does the opposite of what is indicated by the trend indicator, resulting in a trading loss during the particular period. Consequently, the Core Commodity-IGAR Conditional Long-Short may perform poorly in non-trending, “choppy” markets characterized by short-term volatility.

Higher or lower future prices of the commodity futures contracts underlying the constituents relative to their current prices may affect the value of the Core Commodity-IGAR Conditional Long-Short and the value of the notes.

     The constituents of the Core Commodity-IGAR Conditional Long-Short are composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that compose the constituents approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” While many of the contracts included in the constituents have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the constituents with a long weighting at that time and thus the value of the Core Commodity-IGAR Conditional Long-Short and the value of notes linked to the Core Commodity-IGAR Conditional Long-Short. Conversely, if the short leg of the Core Commodity-IGAR Conditional Long-Short is not de-activated, negative “roll yields” would be generated by contracts that are then in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months. As a result, the absence of contango in the commodity markets could adversely affect the value of the constituents with a short weighting at that time and thus the value of the Core Commodity-IGAR Conditional Long-Short and the value of notes linked to the Core Commodity-IGAR Conditional Long-Short.

Some of the constituents of the Core Commodity-IGAR Conditional Long-Short will be subject to pronounced risks of pricing volatility.

     As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities. Many commodities, like those in the energy and industrial metals sectors, have liquid futures contracts that expire every month. Therefore, these contracts are rolled forward every month. Contracts based on certain other commodities, most notably agricultural products, tend to have only a few contract months each year that trade with substantial liquidity. Thus, these commodities, with related futures contracts that expire infrequently, roll forward less frequently than every month, and can have further pronounced pricing volatility during extended periods of low liquidity. In respect of constituents that represent energy, it should be noted that due to the significant level of its continuous consumption, limited reserves, and oil cartel controls, energy commodities are subject to rapid price increases in the event of perceived or actual shortages.

There may be potential conflicts between your interests and those of JPMorgan Chase & Co., the Index Calculation Agent and other affiliates of ours.

     We and our affiliates play a variety of roles in connection with the notes linked to the Core Commodity-IGAR Conditional Long-Short, including acting as Index Calculation Agent and hedging our obligations under such notes. In performing these duties, the economic interests of the Index Calculation Agent and other affiliates of ours would be potentially adverse to your interests as an investor in such notes.

The Index Calculation Agent has discretion in relation to the Core Commodity-IGAR Conditional Long-Short and is under no obligation to consider your interests as holder of the notes.

     The Index Calculation Agent has responsibility for calculating and publishing the Core Commodity-IGAR Conditional Long-Short values. It is entitled to exercise discretion in relation to the Core Commodity-IGAR Conditional Long-Short, including but not limited to, the determination of the values to be used in the event of market disruptions that affect its ability to calculate and publish the strategy and the interpretation of the Core Commodity-IGAR Conditional Long-Short rules. In addition, under the Core Commodity-IGAR Conditional Long-Short rules, the Index Calculation Agent has discretion, acting in good faith and in a commercially reasonable manner, to include, exclude or substitute any constituent on a specific date of its choosing or to amend the Core Commodity-IGAR Conditional Long-Short rules so as to include a non-S&P GSCI™ component as a constituent. Although the Index Calculation Agent will make all determinations and take all action in relation to the Core Commodity-IGAR Conditional Long-Short acting in good faith, it should be noted that such discretion could have an impact, positive or negative, on the Core Commodity-IGAR Conditional Long-Short values. The Index Calculation Agent is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the value of your notes.

The universe of potential constituents of the Core Commodity-IGAR Conditional Long-Short synthetic portfolio may change.

     It is expected that the universe of potential constituents for the Core Commodity-IGAR Conditional Long-Short will consist of certain components of the S&P GSCI™. The S&P GSCI™ may add or eliminate components from time to time. Any such eliminations may affect the performance, volatility or diversity of the Commodity-IGAR Conditional Long-Short. Over time the S&P GSCI™ has tended to add components, however, no assurance can be made that the number of components of the S&P GSCI™ will not decline over time. A decline in the number of components could adversely affect performance of the Core Commodity-IGAR Conditional Long-Short because a reduced number of components would reduce the pool of potential constituents that pass the Core Commodity-IGAR Conditional Long-Short algorithm’s performance and consistency tests, which could cause a relatively greater proportion of the Core Commodity-IGAR Conditional Long-Short synthetic portfolio to be uninvested. The Core Commodity-IGAR Conditional Long-Short requires inputs of twelve months of performance data in order for a constituent to be considered for inclusion in the synthetic portfolio. As a result, a component added to the S&P GSCI™ will not be immediately eligible for inclusion in the Commodity-IGAR Conditional Long-Short. A lag of twelve months will exist from the time a component is included in the S&P GSCI™ and the time that such component may be included in the universe of potential constituents of the Commodity-IGAR Conditional Long-Short. This lag effect could temporarily prevent the inclusion into the Core Commodity-IGAR Conditional Long-Short synthetic portfolio of outperforming and underperforming commodities. Please see “The JPMorgan Core Commodity Investable Global Asset Rotator Conditional Long-Short Index — The Constituents of the Core Commodity-IGAR Conditional Long-Short” for a list of the specific components of the S&P GSCI™ that currently constitute the potential constituents for the Core Commodity-IGAR Conditional Long-Short.

The Core Commodity-IGAR Conditional Long-Short is not a fully diversified portfolio.

     Diversification is generally considered to reduce the amount of risk associated with generating returns. However, there can be no assurance that the Core Commodity-IGAR Conditional Long-Short will be sufficiently diversified at any time to reduce or minimize such risks to any extent.

The Core Commodity-IGAR Conditional Long-Short synthetic portfolio will not replicate the components or weightings of the S&P GSCI™ Commodity Index.

     The synthetic portfolio referenced from time to time by the Core Commodity-IGAR Conditional Long-Short will consist of between zero and seven long positions and, if the short leg of the Core Commodity-IGAR Conditional Long-Short is not de-activated, between zero and seven short positions in equally-weighted components. By contrast, the S&P GSCI™ seeks to allocate weights based on the relative importance of component commodities within the overall economy. In addition, a portion or even all of the Core Commodity-IGAR Conditional Long-Short synthetic portfolio could be deemed uninvested in any given month. For example, as of March 3, 2008, the Core Commodity-IGAR Conditional Long-Short synthetic portfolio contains long positions in seven components and short positions in zero components. As a result, the Core Commodity-IGAR Conditional Long-Short will not track an econometric-weighted commodity portfolio or assume constant exposure to commodity positions.

Owning the notes is not the same as owning any components of the S&P GSCI™ / constituents of the Core Commodity-IGAR Conditional Long-Short or commodities contracts.

     The return on your notes will not reflect the return you would realize if you actually held or sold short the commodity contracts replicating the constituents of the Commodity-IGAR Conditional Long-Short. The Core Commodity-IGAR Conditional Long-Short synthetic portfolio is a hypothetical construct that does not hold any underlying assets of any kind. As a result, a holder of the notes will not have any direct or indirect rights to any commodity contracts or interests in the constituents. Furthermore, the Core Commodity-IGAR Conditional Long-Short synthetic portfolio is subject to monthly rebalancing and the assessment of a monthly index calculation fee that will reduce its value relative to the value of the constituents.

Because the Core Commodity-IGAR Conditional Long-Short may include notional short positions, the Commodity-IGAR may be subject to additional risks.

     The Core Commodity-IGAR Conditional Long-Short employs a technique generally known as “long-short” strategy. This means the Core Commodity-IGAR Conditional Long-Short could include a number of notional long positions and a number of notional short positions. Unlike long positions, short positions are subject to unlimited risk of loss because there is no limit on the amount by which the price that the relevant asset may appreciate before the short position is closed. Although the minimum payment at maturity is $0, it is possible that any notional short position included in the Core Commodity-IGAR Conditional Long-Short may appreciate substantially with an adverse impact on the Core Commodity-IGAR Conditional Long-Short value and your notes.

The notes may be subject to increased volatility due to the use of leverage.

     If the short leg of the Core Commodity-IGAR Conditional Long-Short is not de-activated, the sum of the absolute values of the conditional long-short target weights may be greater than 1 and, consequently, the Core Commodity-IGAR Conditional Long-Short may include leverage. Where the synthetic portfolio is leveraged, any price movements in the commodity contracts replicating the constituents may result in greater changes in the value of the Core Commodity-IGAR Conditional Long-Short than if leverage was not used, which in turn could cause you to receive a lower payment at maturity than you would otherwise receive.

The Ending Underlying Value may be less than the Underlying closing value at the maturity date of the notes or at other times during the term of the notes.

     Because the Ending Underlying Value will be calculated based on the Underlying closing value on one or more Underlying Valuation Dates near the end of the term of the notes, the Underlying closing value at the maturity date or at various other times during the term of the notes, including dates near the Underlying Valuation Date(s), could be higher than the Ending Underlying Value. This difference could be particularly large if there is a significant increase or decrease in the prices of the commodity futures contracts underlying the Core Commodity-IGAR Conditional Long-Short after the final Underlying Valuation Date but prior to the maturity date, or if there is a significant increase or decrease in the prices of the commodity futures contracts underlying the Core Commodity-IGAR Conditional Long-Short around the time of the Underlying Valuation Dates or if there is significant volatility in the Underlying Closing Value during the term of the notes (especially on dates near the Underlying Valuation Date(s)). For example, when the Underlying Valuation Date for the notes is near the end of the term of the notes, if the Underlying values increase or remain relatively constant during the initial term of the notes and then decrease below the Initial Underlying Value (or Strike Value, if applicable), the Ending Underlying Value may be significantly less than if it were calculated on a date earlier than the Underlying Valuation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested in the Underlying, in the constituents or in the commodities directly.

The value of the Initial Underlying Value may be determined after the issue date of the notes.

     If so specified in the relevant terms supplement, the Initial Underlying Value may be determined based on the arithmetic average of the Underlying closing values on the Initial Averaging Dates specified in that relevant terms supplement. One or more of the Initial Averaging Dates specified may occur on or following the issue date of the notes; as a result, the Initial Underlying Value for the Underlying may not be determined, and you may therefore not know the value of such Initial Underlying Value, until after the issue date. Similarly, the global note certificate representing the notes, which will be deposited with DTC on the issue date as described under “General Terms of Notes — Book Entry Only Issuance — The Depository Trust Company,” will not set forth the value of the Initial Underlying Value for the Underlying. If there are any increases in the Underlying closing values on the Initial Averaging Dates that occur after the issue date and such increases result in the Initial Underlying Value being higher than the Underlying closing value on the issue date, this may establish a higher value that the Underlying must achieve for you to obtain a positive return on your investment or avoid a loss of principal at maturity (other than the Additional Amount).

Secondary trading may be limited.

     Unless otherwise specified in the relevant terms supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

     J.P. Morgan Securities Inc. may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which J.P. Morgan Securities Inc. is willing to buy the notes. If at any time J.P. Morgan Securities Inc. or another Agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The notes are not designed to be short-term trading instruments.

     The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Underlying has appreciated since the pricing date. The potential returns described in the relevant terms supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

     Many economic and market factors will influence the value of the notes. We expect that, generally, the level of the constituents and interest rates on any day will affect the value of such notes more than any other single factor. However, you should not expect the value of such notes in the secondary market to vary in proportion to changes in the level of the constituents. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

  the expected volatility in the Underlying and its constituents;

  the time to maturity of the notes;

  the market price of the physical commodities upon which the futures contracts that compose the constituents are based;

  interest and yield rates in the market generally;

  economic, financial, political, regulatory, geographical, agricultural, meteorological or judicial events that affect the commodities underlying the constituents or markets generally and which may affect the value of the commodity futures contracts, and thus the closing levels of the constituents; and

  our creditworthiness, including actual or anticipated downgrades in our credit ratings.

     You cannot predict the future performance of the Underlying based on its historical performance. The value of the Underlying may decrease such that you may not receive any return of your investment at maturity, although in all cases you will still receive the Additional Amount. You will lose some or all of your investment if the Underlying Return is negative, although in all cases you will still receive the Additional Amount.

The inclusion in the original issue price of each agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

     While the payment at maturity will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. Such estimated cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which J.P. Morgan Securities Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by J.P. Morgan Securities Inc., as a result of such compensation or other transaction costs.

We or our affiliates may have adverse economic interests to the holders of the notes.

     J.P. Morgan Securities Inc. and other affiliates of ours trade other financial instruments related to the potential underlying commodities on a regular basis, for their accounts and for other accounts under their management. J.P. Morgan Securities Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to any of the underlying commodities. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the price of commodity futures contracts underlying the constituents that compose the Core Commodity-IGAR Conditional Long-Short and, accordingly, could affect the value of the notes and the amount, if any, payable to you at maturity.

     We or our affiliates may currently or from time to time engage in trading activities related to the potential underlying commodities. We or one or more of our affiliates may also publish research reports, or otherwise express views, with respect to such investments or regarding expected movements in price of the potential underlying commodities. We do not make any representation or warranty to any purchaser of a note with respect to any matters whatsoever relating to such activities or future price movements of the potential underlying commodities.

     Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the price of any of the potential underlying commodities. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

     We may have hedged our obligations under the notes through certain affiliates, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

     J.P. Morgan Securities Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Initial Underlying Value, the Ending Underlying Value, the Underlying Return, whether there has been a market disruption event or a discontinuance of the Core Commodity-IGAR Conditional Long-Short, the amount payable to you in the event of an early acceleration as a result of a commodity hedging disruption event, and whether there has been a material change in the method of calculating the Core Commodity-IGAR Conditional Long-Short value. In performing these duties, J.P. Morgan Securities Inc. may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where J.P. Morgan Securities Inc., as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

     The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the Underlying closing value on any Underlying Valuation Date or any Initial Averaging Date, if applicable, and calculating the amount that we are required to pay you, if any, at maturity. These events may include disruptions or suspensions of trading in the markets as a whole or the termination or suspension of, or material limitation or disruption in the trading of any commodity futures contract included in one of the constituents. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that one or more of the Underlying Valuation Dates and the maturity date will be postponed and your return will be adversely affected. In addition, if we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes, we have the right, but not the obligation, to accelerate the payment on your notes and pay you an amount determined in good faith in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. See “Description of Notes — Market Disruption Events” and “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event.”

The tax consequences of an investment in the notes are unclear.

     There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes. No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described in “Certain U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative characterization or treatment for the notes, the timing and character of income on the notes could differ materially from our description herein. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should note that they may be withheld upon at a rate of 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 132-IV and consult your tax adviser regarding your particular circumstances.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

     If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

USE OF PROCEEDS

     Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes and the estimated cost of hedging our obligations under the notes.

     Unless otherwise specified in the relevant terms supplement, each agent’s commissions will include the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, our projected profit resulting from such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

     On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in instruments whose value is derived from the Core Commodity-IGAR Conditional Long-Short or from the constituents of the Core Commodity-IGAR Conditional Long-Short, or positions in options or futures contracts underlying such constituents, or positions in related options or futures contracts. While we cannot predict an outcome, such hedging activity or other hedging or investment activities of ours could potentially increase the level of the constituents potentially included in the Core Commodity-IGAR Conditional Long-Short, and therefore effectively establish a higher level that the constituents must achieve for you to obtain a return on your investment or avoid a loss of principal at maturity (other than the Additional Amount). From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy that may involve taking long or short positions in the instruments described above. Although we have no reason to believe that any of these activities will have a material impact on the price of commodity futures contracts that determine the level of the constituents potentially included the Core Commodity-IGAR Conditional Long-Short, or the value of the notes, we cannot assure you that these activities will not have such an effect.

     We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

THE JPMORGAN CORE COMMODITY INVESTABLE GLOBAL ASSET ROTATOR
CONDITIONAL LONG-SHORT INDEX

     The Core Commodity-IGAR Conditional Long-Short Index (the “Underlying” or the “Core Commodity-IGAR Conditional Long-Short”), which was developed and is maintained and calculated by J.P. Morgan Securities Ltd., is a dynamic basket comprised of constituents representing sub-asset classes of the global commodities market. The description of the underlying the Core Commodity-IGAR Conditional Long-Short strategy and methodology included in this product supplement is based on rules formulated by J.P. Morgan Securities Ltd. (the “Rules”). The Rules are attached as Addendum A to this product supplement. The Core Commodity-IGAR Conditional Long-Short is the intellectual property of J.P. Morgan Securities Ltd., and J.P. Morgan Securities Ltd. reserves all rights with respect to its ownership of the Core Commodity-IGAR Conditional Long-Short.

     This description of the Rules is qualified by the full text of the Rules. The Rules, and not this description, will govern the calculation and constitution of the Core Commodity-IGAR Conditional Long-Short and other decisions and actions related to its maintenance. References to the Rules, Rules Annex and Rules Appendices in this section are references to the full text thereof in the form attached as an addendum to this product supplement.

     The Core Commodity-IGAR Conditional Long-Short compiles and rebalances monthly a synthetic portfolio drawn from among the components of the S&P GSCI™. The Core Commodity-IGAR Conditional Long-Short is rebalanced using an investment strategy that is generally known as momentum investing. The rebalancing method therefore seeks to capitalize on positive and negative trends in the U.S. dollar level of the constituents on the assumption that if certain constituents performed well or poorly in the past they will continue to perform well or poorly in the future. The initial Core Commodity-IGAR Conditional Long-Short hypothetical value was calculated with a reference value of 100 as of September 15, 2006, using the algorithms set out in Addendum A.

     The Core Commodity-IGAR Conditional Long-Short is described as a “notional” or “synthetic” portfolio or basket because its reported value does not represent the value of any actual assets held by any person. The value of the Core Commodity-IGAR Conditional Long-Short at any point is the value of a hypothetical uncollateralized portfolio of constituents, less calculation fees, as of that point, and there is no actual portfolio of assets in which any person has any ownership interest.

     The allocation among the constituents within the synthetic portfolio is rebalanced monthly. The strategy synthetically invests in up to seven long and seven short positions in constituents, currently from a universe of 14 of the 24 components of the S&P GSCI™, based upon absolute historic one-year performance and consistent historical monthly appreciation. The universe of potential constituents is set forth under “—The Constituents of the Core Commodity-IGAR Conditional Long-Short” below. Each constituent with positive or negative performance that passes its consistency test and is included in the synthetic portfolio is weighted as one-seventh (for constituents with the strongest positive performance) or, if the short leg of the Core Commodity-IGAR Conditional Long-Short is not de-activated, minus one-seventh (for constituents with the weakest negative performance), as applicable, of the synthetic portfolio for the month in which it is included. In the event that fewer than seven constituents with positive performance or seven constituents with negative performance pass their respective consistency algorithms, one-seventh (for constituents with the strongest positive performance) or minus one-seventh (for constituents with the weakest negative performance), as applicable, of the synthetic portfolio will be deemed uninvested during that month for each of the positions that are unfilled by an included constituent. As of April 1, 2008, the synthetic portfolio contains long positions in Lead, Brent Crude Oil, Wheat, Soybean, Gasoline, Heating Oil and Crude Oil constituents and the short leg of the synthetic portfolio is de-activated.

     It is expected that the universe of potential constituents will continue to be limited to the 14 components of the S&P GSCI™ set forth under “—The Constituents of the Core Commodity-IGAR Conditional Long-Short” below. The S&P GSCI™ single commodity components are chosen as the potential Core Commodity-IGAR Conditional Long-Short constituents because of their wide usage as commodity contract price benchmarks and correlation with commodity spot prices.

Calculation and Publication of the Core Commodity-IGAR Conditional Long-Short values

     J.P. Morgan Securities Ltd. or any affiliate or subsidiary designated by it will act as calculation agent for the Core Commodity-IGAR Conditional Long-Short (the “Index Calculation Agent”). The Index Calculation Agent will calculate the Core Commodity-IGAR Conditional Long-Short value (the “Underlying closing value”) on every Index Valuation Day for the purposes of reporting the value, based on the U.S. dollar levels of the constituents of the synthetic portfolio as of such Index Valuation Day. The value of the Core Commodity-IGAR Conditional Long-Short is published by Bloomberg Financial Markets under ticker “CMDUYCER” and we expect it to continue to be published through the maturity of the notes. (Rule 4.1 and Rule 6.1)

     The Index Calculation Agent may calculate the Core Commodity-IGAR Conditional Long-Short values with greater frequency than daily and share this calculation with its affiliates for internal purposes.

     The Index Calculation Agent will not be obligated to publish the value of the Core Commodity-IGAR Conditional Long-Short on any day that is a Disrupted Day or a Limit Day (Rule 6.3). See “— Rebalancing Selection Date, Rebalancing Date and Re-Weighting Date” below.

     The value of the Core Commodity-IGAR Conditional Long-Short will be calculated by the Index Calculation Agent using the algorithm appended to the Rules. (Rule 4)

     The valuation of the Core Commodity-IGAR Conditional Long-Short for any Index Valuation Day will be based on the U.S. dollar levels of the constituents as of such Index Valuation Day. (Rule 4.1) The value of the Core Commodity-IGAR Conditional Long-Short is calculated and reported in U.S. dollars. The level of the Core Commodity-IGAR Conditional Long-Short on each Index Valuation Day will be calculated to reflect the then-current weightings of the individual constituents in accordance with the Re-Weighting algorithm set forth in Annex 1 of the Rules.

     The Bloomberg ticker symbol for the Core Commodity-IGAR Conditional Long-Short is “CMDUYCER”. The Core Commodity-IGAR Conditional Long-Short value will be reported to four (4) decimal places (although the Index Calculation Agent may maintain a record of the Core Commodity-IGAR Conditional Long-Short value with greater precision for internal purposes) on every Index Valuation Day. The Index Calculation Agent will be under no obligation to any person to provide Core Commodity-IGAR Conditional Long-Short values by any alternative method if publication of the CMDUYCER ticker is subject to any delay in or interruptions of publication or any act of God, act of governmental authority, or act of public enemy, or due to war, the outbreak or escalation of hostilities, fire, flood, civil commotion, insurrection, labor difficulty including, without limitation, any strike, other work stoppage, or slow-down, severe or adverse weather conditions, power failure, communications line or other technological failure may occur or any other event beyond the control of the Index Calculation Agent. (Rule 6.2)

The Constituents of the Core Commodity-IGAR Conditional Long-Short

     The table below sets out the current universe of potential constituents of the Core Commodity-IGAR Conditional Long-Short synthetic portfolio, as well as the Bloomberg® ticker for each potential constituent. (Rules Annex 5) This current universe includes 14 of the 24 components currently included in the S&P GSCI™.

Reference Commodity	Bloomberg® Ticker of Related Component	Reference Commodity	Bloomberg® Ticker of Related Component
Energy:		Agriculture:
Brent Crude Oil	SPGCBRP	Soybean	SPGCSOP
Crude Oil	SPGCCLP	Wheat	SPGCWHP
Gasoline (RBOB)	SPGCHUP	Corn	SPGCCNP
Heating Oil	SPGCHOP
Natural Gas	SPGCNGP
Industrial metals:		Precious metals:
Nickel	SPGCIKP	Silver	SPGCSIP
Lead	SPGCILP	Gold	SPGCGCP
Copper	SPGCICP
Aluminum	SPGCIAP

     As of the most recent rebalancing of the Core Commodity-IGAR Conditional Long-Short hypothetical reference value, which took place on April 1, 2008, the synthetic portfolio for the monthly period commencing on such date contained long positions in seven constituents, which were the constituents referencing Lead, Brent Crude Oil, Wheat, Soybean, Gasoline, Heating Oil and Crude Oil. The short leg of the synthetic portfolio is deactivated. As of the inception of the Core Commodity-IGAR Conditional Long-Short hypothetical reference value in September 2006, the synthetic portfolio consisted of long positions in six constituents in total, which were the constituents referencing Lead, Gold, Wheat, Copper, Silver and Nickel, and the short leg of the synthetic portfolio was deactivated.

The Core Commodity-IGAR Conditional Long-Short Algorithms, Re-Weighting and Rebalancing

     The Core Commodity-IGAR Conditional Long-Short is re-weighted immediately upon the close of trading on the seventh Index Valuation Day of every month (subject to postponement in the event of a Disrupted Day) based on the levels of the constituents over the relevant observation period. (Rule 4.2; Rule 2 of Rules Appendix 1) These re-weightings are reflected in the Core Commodity-IGAR Conditional Long-Short in two equal rebalancings of the constituents occurring immediately upon the close of trading on the eighth and ninth Index Valuation Days of every month. (Rule 4.3; Rule 3 of Rules Appendix 1) On each Rebalancing Selection Date, which is the first Index Valuation Day of each month, the Index Calculation Agent determines the strongest and the weakest constituents of the Core Commodity-IGAR Conditional Long-Short by:

     1.     obtaining the performance of each constituent over the relevant observation period using the algorithm set out in Rules Annex 4;

     2.     ranking the constituents with a positive performance in descending order from the constituent with the strongest performance to the constituent with the weakest performance based on their respective 12-month historical performances; and running the long consistency test, using the algorithm set out in Rule 5.1 of Rules Appendix 1;

     3.     ranking the constituents with a negative performance in ascending order from the constituent with the weakest performance to the constituent with the strongest performance based on their respective 12-month historical performances; and running the conditional short consistency test, using the algorithm set out in Rule 5.2 of Rules Appendix 1.

     A constituent will only be eligible for inclusion in the Core Commodity-IGAR Conditional Long-Short’s synthetic portfolio through the next following rebalancing date if it passes both the performance test and either the long consistency test or the conditional short consistency test.

The Performance Test

     The performance test algorithm obtains a measure of year-over-year performance for each constituent. The algorithm compares the dollar value of the constituent during the last Business Day of the previous month against the dollar value of the constituent during the last Business Day of the 13th calendar month preceding the rebalancing selection date. The percentage change in the constituent represents the performance of the constituent. (Rules Annex 4)

The Long Consistency Test

     The long consistency test algorithm obtains a measure of performance consistency over the twelve monthly periods preceding the rebalancing selection date for each constituent for which the performance algorithm has yielded a positive percentage change. The long consistency test algorithm compares the dollar value of the constituent as of the last Index Valuation Day that is not a Disrupted Day of a given calendar month against the corresponding dollar value as of the last Index Valuation Day that is not a Disrupted Day of the immediately previous calendar month. This comparison is performed for each of the months in the twelve-month period preceding the rebalancing selection date. Each month in the twelve-month period is assigned a different weight, which, (1) if the performance for that month is positive, will range from 0.4 (for the monthly period occurring one year prior to the rebalancing selection date) to 2.0 (for the most recent month) or (2) in all other cases, will be equal to zero. In this way the most recent monthly performances that are positive are attributed relatively greater weight than earlier monthly performances. A constituent will pass the long consistency test if the sum of the weights of the months in which the constituent attained positive performance is equal to or greater than six. (Rule 5.1 of Rules Appendix 1)

The Conditional Short Consistency Test

     The conditional short consistency test algorithm obtains a measure of performance consistency over the twelve monthly periods preceding the rebalancing selection date for each constituent for which the performance algorithm has yielded a negative percentage change. The algorithm compares the dollar value of the constituent as of the last Index Valuation Day that is not a Disrupted Day of a given calendar month against the corresponding dollar value as of the last Index Valuation Day that is not a Disrupted Day of the immediately previous calendar month. This comparison is performed for each of the months in the twelve-month period preceding the rebalancing selection date. Each month in the twelve-month period is assigned a different weight, which, (1) if the performance for that month is negative and the Equally Weighted Basket Condition (as described below) is met, will range from 0.4 (for the monthly period occurring one year prior to the rebalancing selection date) to 2.0 (for the most recent month), or (2) in all other cases, will be equal to zero. In this way, if the Equally Weighted Basket Condition is not met, the most recent monthly performances that are negative are attributed relatively greater weight than earlier monthly performances. A constituent will pass the conditional short consistency test if the sum of the weights of the months in which the constituent attained negative performance is equal to or greater than six. (Rule 5.2 of Rules Appendix 1)

     The Equally Weighted Basket Condition is met if (1) an equally weighted basket consisting of the 14 components of the S&P GSCI™ set forth under “The Constituents of the Core Commodity-IGAR Long-Short” below passes the equally weighted basket consistency test described below and (2) the performance of that equally weighted basket over the twelve monthly periods preceding the rebalancing selection date is zero or positive. The equally weighted basket consistency test algorithm obtains a measure of performance over the twelve monthly periods preceding the rebalancing selection date of the equally weighted basket. The equally weighted basket consistency test algorithm compares the dollar value of the equally weighted basket as of the last Index Valuation Day that is not a Disrupted Day of a given calendar month against the corresponding dollar value as of the last Index Valuation Day that is not a Disrupted Day of the immediately previous calendar month. This comparison is performed for each of the months in the twelve-month period preceding the rebalancing selection date. Each month in the twelve-month period is assigned a different weight, which, (1) if the equally basket performance for that month is positive, will range from 0.4 (for the monthly period occurring one year prior to the rebalancing selection date) to 2.0 (for the most recent month), or (2) in all other cases, will be equal to zero. In this way the most recent monthly performances that are positive are attributed relatively greater weight than earlier monthly performances. The equally weighted basket will pass the equally weighted basket consistency test if the sum of the weights of the months in which the equally weighted basket attained positive performance is equal to or greater than six. (Rule 5.2.3 of Rules Appendix 1)

     Accordingly, in the event that (1) the equally weighted basket passes the equally weighted basket consistency test or (2) the performance of the equally weighted basket over the twelve monthly periods preceding the rebalancing selection date is positive or equal to zero, the Equally Weighted Basket Condition would be met, and the short leg of the Core Commodity-IGAR will be deactivated. In that case, the synthetic portfolio will consist only of long positions in the strongest constituents as described in the constituent weighting methodology below. If, instead, (1) the equally weighted basket fails the equally weighted basket consistency test and (2) the performance of that equally weighted basket over the twelve monthly periods preceding the rebalancing selection date is negative, the short leg of Core Commodity-IGAR will not be de-activated and both the strongest and weakest constituents will be included in the synthetic portfolio, as described in the constituent weighting methodology below.

Weightings

     The up to seven constituents with a positive performance that are ranked with the strongest positive performance and have successfully passed the long consistency test are the strongest constituents and are assigned a conditional long-short target weight of one-seventh (1/7) in the Underlying. A weighting of one-seventh will apply to each of the strongest constituents even if their number is less than seven. There will be a maximum of seven strongest constituents. (Rule 1 of Rules Appendix 1)

     If the Equally Weighted Basket Condition is not met, the short leg of the Core Commodity-IGAR Conditional Long-Short will not be de-activated. Under these circumstances, the up to seven constituents with a negative performance that are ranked with the weakest negative performance and have successfully passed the conditional short consistency test are the weakest constituents and are assigned a conditional long-short target weight of minus one-seventh (-1/7) in the Underlying. A weighting of minus one-seventh will apply to each of the weakest constituents even if their number is less than seven. There will be a maximum of seven weakest constituents. (Rule 1 of Rules Appendix 1)

     The remaining constituents will be assigned a weight of zero percent (0%). (Rule 4.2.3 of Rules Appendix 1)

     In the event that the Index Calculation Agent determines that there would be more than seven strongest constituents or, if the short leg of the Core Commodity-IGAR Conditional Long-Short is activated, more than seven weakest constituents, because some constituents display the same performance for the relevant observation period, the Index Calculation Agent will determine the performance for each constituent with precision of up to as many decimal places as necessary until the number of strongest constituents and weakest constituents are reduced to seven, respectively, acting in good faith using such information and/or methods as it determines, in its reasonable discretion, are appropriate.

     In the event that fewer than seven of the constituents pass their respective consistency test, the synthetic portfolio will consist of the constituents, if any, that pass the long consistency tests, each weighted one-seventh or, if the short leg of the Core Commodity-IGAR Conditional Long-Short is activated, minus one-seventh, as applicable, with the remainder of the portfolio deemed uninvested. As a result, during monthly periods in which few of the constituents pass the long consistency tests to which they are subject, the Core Commodity-IGAR Conditional Long-Short synthetic portfolio will be largely or, if no constituent passes the long consistency test to which they are subject, entirely, uninvested. The Core Commodity-IGAR Conditional Long-Short is intended to mimic the performance of an uncollateralized investment in reference assets. As a result, the portion of the synthetic portfolio that is deemed “uninvested” is deemed to be not held in any interest-bearing or income producing asset, but rather will neither appreciate nor decline in value (other than by daily deduction of the deemed Index Calculation Agent fee from the value of the synthetic portfolio).

The Index Calculation Agent and Deemed Calculation Agent Fee

     J.P. Morgan Securities Ltd. or any affiliate or subsidiary designated by it will act as calculation agent for the Core Commodity-IGAR Conditional Long-Short (the “Index Calculation Agent”). The Index Calculation Agent’s determinations in respect of the Core Commodity-IGAR Conditional Long-Short and interpretation of the Rules will be final. (Rule 3)

     A deemed Index Calculation Agent fee at a rate of ninety-six basis points per year (0.96%) will be deducted from the reported value of the Commodity-IGAR Conditional Long Short. (Rule 3) The fee will be deducted daily, calculated on the basis of the actual number of calendar days that have elapsed since the last preceding deemed fee deduction, divided by 360. (Rule 3.3)

Rebalancing Selection Date, Rebalancing Date and Re-Weighting Date

     The Core Commodity-IGAR Conditional Long-Short is rebalanced immediately following the close of trading on each Rebalancing Date, based on application of the Core Commodity-IGAR Conditional Long-Short algorithms on the corresponding Rebalancing Selection Date. The term “Rebalancing Selection Date” refers to the first Index Valuation Day of each month, the term “Rebalancing Date” refers to the eighth and ninth Index Valuation Days of each month, and the term “Re-Weighting Date” refers to the seventh Index Valuation Day of each month. On the Rebalancing Selection Date, the strongest constituents of the Core Commodity-IGAR Conditional Long-Short are chosen applying the algorithms described above and set out in Rules Appendix 1, Rules Annex 1 and Rules Annex 2.

     The following are descriptions of certain defined terms contained in the Rules:

     “Index Valuation Day” means each day (other than a Saturday or a Sunday) on which commercial banks in both New York and London are open generally for business (including for dealings in foreign exchange and foreign currency deposits), and is a Scheduled Trading Day for all the constituents of the Core Commodity-IGAR Conditional Long-Short.

     “Scheduled Trading Day” means, in respect of a constituent of the Core Commodity-IGAR Conditional Long-Short, a day on which the sponsor of the component related to such constituent is scheduled to publish the USD level of such component, and the principal exchange for futures and options contracts on such component is scheduled to be open for trading for its regular trading session.

     “Limit Day” means in respect of a constituent, any day on which there is a limitation on, or suspension of, the trading of options or futures contracts on the related commodity imposed by any relevant Exchange by reason of movements exceeding “limit up” or “limit down” levels permitted by such Exchange and which, in the opinion of the Index Calculation Agent, is material taking into account generally prevailing Scheduled Trading Day trading volumes and other market conditions.

     “Exchange” means, in respect of any constituent, any exchange on which futures or options contracts relating to that constituent are traded.

     “Disrupted Day” means a day on which, in respect of a constituent of the Core Commodity-IGAR Conditional Long-Short and an Index Valuation Day, the sponsor of the component related to such constituent fails to calculate and publish the USD level for such component.

     Disruption or Limit Events Affecting Index Valuation Days (including Re-Weighting Dates and Rebalancing Dates)

     If any Index Valuation Day is a Disrupted Day or Limit Day in respect of any constituent (each such constituent affected by such Disrupted Day or Limit Day an “Affected Constituent” for that Index Valuation Day), then such Index Valuation Day will remain the day originally scheduled (each such day an “Original IVD”) but the calculation of the level of each such Affected Constituent will be calculated retrospectively based on the USD levels of the constituents that are not then Affected Constituents on the Original IVD and the USD level of each such Affected Constituent on the Scheduled Trading Day immediately following such Original IVD that is not a Disrupted Day or Limit Day for such Affected Constituent; provided that, if all ten Index Valuation Days immediately following the Original IVD are either Disrupted Days or Limit Days for any such Affected Constituent(s), the Index Calculation Agent will, on the tenth Index Valuation Day following such Original IVD, calculate, acting in good faith using such information and/or methods as the Index Calculation Agent determines, in its reasonable discretion, are appropriate, the USD level(s) for each such Affected Constituent and, using such level(s), calculate the level of the Core Commodity-IGAR Conditional Long-Short. (Rule 5.2) Disruption and limit events will have no effect on Rebalancing Selection Dates. (Rule 5.1)

Disruption and Limit Events Affecting the Core Commodity-IGAR Conditional Long-Short Values

     If any Index Valuation Day is a Disrupted Day in respect of any constituent then the Index Valuation Day will be the first following Index Valuation Day that is not a Disrupted Day for any of the constituents unless the ten Index Valuation Days immediately following the day originally scheduled to be the Index Valuation Day are Disrupted Days for such constituent(s), in which case on the tenth Index Valuation Day following the day originally scheduled to be the Index Valuation Day, the Index Calculation Agent shall calculate the U.S. dollar level for such constituent(s) and the Core Commodity-IGAR Conditional Long-Short value acting in good faith using such information and/or methods as it determines, in its reasonable discretion, are appropriate.

     The Index Calculation Agent may calculate the Core Commodity-IGAR Conditional Long-Short value with greater frequency than once per Index Valuation Day. In the event that the scheduled Index Valuation Day is a Limit Day or a Disrupted Day in respect of any constituent, then the Index Calculation Agent may still calculate and publish retroactively for that Index Valuation Day using the prices of (a) that scheduled Index Valuation Day for constituents that did not experience a limit on that specific day and (b) the following Index Valuation Day for the Limit Day constituent(s) or the constituent(s) subject to a Market Disruption Event, as the case may be.

     The Index Calculation Agent will not be obliged to publish the Core Commodity-IGAR Conditional Long-Short Value on any day which is a Disrupted Day or a Limit Day for any constituent or (for the avoidance of doubt) on any Rebalancing Date in respect of which it calculates the Core Commodity-IGAR Conditional Long-Short value retrospectively. (Rule 6.3)

Extraordinary Events Affecting the Core Commodity-IGAR Conditional Long-Short and its Constituents

     Successor Index

     If any component is (a) not calculated and announced by the relevant component sponsor but is calculated and announced by a successor sponsor acceptable to the Index Calculation Agent, or (b) replaced by a successor index using, in the determination of the Index Calculation Agent, the same or substantially similar formula for and method of calculation as used in the calculation of the relevant component, then in each case that successor index (the “Successor Index”) will be deemed to replace the relevant component with effect from a date determined by the Index Calculation Agent, and the Index Calculation Agent may make an adjustment to the rules of the Core Commodity-IGAR Conditional Long-Short, as it determines in good faith is appropriate to account for such change. (Rule 7.1)

     Constituent Exclusion and Substitution

     Without prejudice to the ability of the Index Calculation Agent to amend the Rules generally as described elsewhere in this product supplement, the Index Calculation Agent may, acting in good faith and in a commercially reasonable manner exclude, or substitute for, any constituent in circumstances in which it reasonably considers it would be unreasonable not to so adjust the universe of constituents to reflect the intention of the Core Commodity-IGAR Conditional Long-Short strategy in the altered and unanticipated circumstances which have then arisen, including (without prejudice to the generality of the foregoing) changes announced by the relevant component sponsor relating to the modification, exclusion, inclusion or substitution of any component of the S&P GSCI™ then included in the universe of potential constituents of the Core Commodity-IGAR Conditional Long-Short or its futures and options contracts or any perception among market participants generally that the published U.S. dollar level of the relevant component is generally inaccurate (and the index sponsor of such component fails to correct such U.S. dollar level), and if it so excludes or substitutes for any constituent, then the Index Calculation Agent may make such adjustment to these Rules as it determines in good faith to be appropriate to account for such exclusion or substitution on such date(s) selected by the Index Calculation Agent. (Rule 7.2)

     Material Change to Constituent

     If, at any time, the sponsor of a component announces that it will make a material change in the formula for or the method of calculating that component or in any other way materially modifies that component (other than a modification prescribed in that formula or method to maintain that component in the event of changes in component stock and capitalization and other routine events) or permanently cancels the component and no Successor Index exists or fails to calculate and announce the U.S. dollar level of the component, then Index Calculation Agent will remove such component from the universe of constituents and may make such adjustment to these Rules as it determines in good faith to be appropriate to account for such change(s) on such date(s) selected by the Index Calculation Agent. (Rule 7.3)

     Cancellation of Index License

     If, at any time, the license granted to the Index Calculation Agent by the sponsor of any component to use such component for the purposes of the Core Commodity-IGAR Conditional Long-Short terminates, or the Index Calculation Agent’s right to use the component for the purposes of the Core Commodity-IGAR Conditional Long-Short is otherwise impaired or ceases (for any reason), then Index Calculation Agent will remove such component from the universe of constituents and may make such adjustment to the Core Commodity-IGAR Conditional Long-Short rules as it determines in good faith to be appropriate to account for such change(s) on such date(s) selected by the Index Calculation Agent. (Rule 7.4)

Corrections

     In the event that the U.S. dollar level of any component used to calculate the Core Commodity-IGAR Conditional Long-Short values on any Index Valuation Day is subsequently corrected and the correction is published by the relevant sponsor of the component on or before the next following Index Valuation Day, then the Index Calculation Agent may, if practicable and the correction is deemed material by the Index Calculation Agent, adjust or correct the Core Commodity-IGAR Conditional Long-Short values published on any relevant Index Valuation Day and publish such corrected Core Commodity-IGAR Conditional Long-Short values as soon as is reasonably practicable. (Rule 8)

Index Calculation Agent; Amendment of Rules; Limitation of Liability

     The Rules provide that the Index Calculation Agent must act in good faith and in a commercially reasonable manner. In the event that ambiguities arise in interpreting or applying the Rules, the Index Calculation Agent will resolve ambiguities in a reasonable manner and, if necessary, amend the Rules to reflect such resolution. (Rule 9)

     Neither the Index Calculation Agent nor any or its affiliates or subsidiaries or any of their respective directors, officers, employees, delegates or agents (each a “Relevant Person”) shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determinations made or anything done (or omitted to be determined or done) in respect of the Core Commodity-IGAR Conditional Long-Short or in respect of the publication of the value of the Core Commodity-IGAR Conditional Long-Short (or failure to publish such value) and any use which any person may put such value. All determinations in respect of the Core Commodity-IGAR Conditional Long-Short shall be final, conclusive and binding, and no person shall be entitled to make any claim against any of the Relevant Persons in respect thereof. Once a determination or calculation is made or action taken by the Index Calculation Agent or any other Relevant Person in respect of the Core Commodity-IGAR Conditional Long-Short, neither the Index Calculation Agent nor any other Relevant Person shall be under any obligation to revise any determination or calculation made or action taken for any reason. (Rule 9.3)

Timing of Effectiveness of Miscellaneous Determinations

     Any determination required to be made or action required to be taken in respect of the Core Commodity-IGAR Conditional Long-Short on a day that is not an Index Valuation Day, will be made or taken (as the case may be) on the next following Index Valuation Day. (Rule 10.1)

Discontinuation of the Underlying; Alteration of Method of Calculation

     If the Index Calculation Agent discontinues calculation or publication of the Underlying and J.P. Morgan Securities Ltd. or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Underlying (such index being referred to in this product supplement as a “Successor Underlying”), then the Underlying closing value on any relevant Initial Averaging Date, if applicable, or Underlying Valuation Date or other relevant date on which the Underlying closing value is to be determined will be determined by reference to the value of such Successor Underlying at the time of daily final publication, or close of trading on the relevant exchange or market for the Successor Underlying, as applicable, on such day.

     Upon any selection by the calculation agent of a Successor Underlying, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

     If the Index Calculation Agent discontinues publication of the Underlying prior to, and such discontinuation is continuing on, an Initial Averaging Date, if applicable, Underlying Valuation Date other relevant date on which the Underlying closing value is to be determined and the calculation agent determines, in its sole discretion, that no Successor Underlying is available at such time, or the calculation agent has previously selected a Successor Underlying and publication of such Successor Underlying is discontinued prior to, and such discontinuation is continuing on, such Initial Averaging Date, Underlying Valuation Date or other relevant date, then the calculation agent will determine the Underlying closing value for such date. The Underlying closing value will be computed by the calculation agent in accordance with the formula for and method of calculating the Underlying last in effect prior to such discontinuation, using the value of the commodity futures contracts underlying constituents of the Core Commodity-IGAR Conditional Long-Short synthetic portfolio, as applicable (or, if trading in the relevant commodities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the value that would have prevailed but for the suspension or limitation) at the close of the principal trading session on such date on the relevant exchange of each constituent most recently constituting the Underlying or Successor Underlying as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the Underlying or Successor Underlying as applicable may adversely affect the value of the notes.

     If at any time the method of calculating the Underlying or a Successor Underlying, or the value thereof, is changed in a material respect, or if the Underlying or a Successor Underlying is in any other way modified so that the Underlying or such Successor Underlying does not, in the opinion of the calculation agent, fairly represent the value of the Underlying or such Successor Underlying had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the Underlying closing value is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at an underlying of a index comparable to the Underlying or such Successor Underlying, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Underlying closing value with reference to the Underlying or such Successor Underlying, as adjusted. Accordingly, if the method of calculating the Underlying or a Successor Underlying is modified so that the value of such Underlying or Successor Underlying is a fraction of what it would have been if there had been no such modification, then the calculation agent will adjust such Underlying in order to arrive at a value of the Underlying or such Successor Underlying as if there had been no such modification.

BACKGROUND ON THE S&P GSCI™ SINGLE COMMODITY INDICES

     Payment on the notes is indirectly linked to the performance of certain of the S&P GSCI™ Index (“S&P GSCI™”) single commodity components (each a “component” and collectively, the “components”). The S&P GSCI™ and the components are published by Standard & Poor’s, a division of the McGraw-Hill Companies (“S&P”), and are determined, composed and calculated by S&P without regard to the notes. S&P acquired the rights to the S&P GSCI™ from Goldman, Sachs & Co. in 2007. Goldman, Sachs & Co. established and began calculating the index in May 1991. The former name of the index was the Goldman Sachs Commodity Index.

     The components reflect the excess returns that are potentially available through an unleveraged investment in the futures contracts relating to the various components of the S&P GSCI™. Since the S&P GSCI™ is the parent index of the components, the methodology for compiling the S&P GSCI™ relates as well to the methodology of compiling the components.

The value of the components on any given day reflects:

  the price levels of the contracts included in the component (which represents the value of the component), and the “contract daily return,” which is the percentage change in the total dollar weight of the component from the previous day to the current day.

     The S&P GSCI™ is an index on a world-production weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria. The S&P GSCI™ is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCI™ are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCI™ are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Index Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCI™ are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCI™ has been normalized such that its hypothetical level on January 2, 1970 was 100. Futures contracts on the S&P GSCI™, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

     Set forth below is a summary of the composition of and the methodology used to calculate the S&P GSCI™ and the components. The methodology for determining the composition and weighting of the S&P GSCI™ and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCI™, as described below. S&P makes the official calculations of the S&P GSCI™ and the components.

The Index Committee and the Index Advisory Panel

     S&P has established an Index Committee to oversee the daily management and operations of the S&P GSCI™, and is responsible for all analytical methods and calculation of the indices. The Committee is comprised of three full-time professional members of S&P’s staff and two members of Goldman Sachs Group, Inc. At each meeting, the Committee reviews any issues that may affect index constituents, statistics comparing the composition of the indices to the market, commodities that are being considered as candidates for an addition to an index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting commodities, or other matters.

     S&P considers information about changes to its indices and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

     S&P has established an Index Advisory Panel (the “Advisory Panel”) to assist it in connection with the operation of the S&P GSCI™. The Advisory Panel meets on an annual basis and at other times at the request of S&P. The principal purpose of the Advisory Panel is to advise S&P with respect to, among other things, the calculation of the S&P GSCI™, the effectiveness of the S&P GSCI™ as a measure of commodity futures market performance and the need for changes in the composition or in the methodology of the S&P GSCI™. The Advisory Panel acts solely in an advisory and consultative capacity; all decisions with respect to the composition, calculation and operation of the S&P GSCI™ are made by S&P.

     The Advisory Panel meets on a regular basis, once during each year. Prior to the meeting, S&P determines the commodities and contracts to be included in the S&P GSCI™ for the following calendar year, as well as the weighting factors for each commodity. The Advisory Panel members receive the proposed composition of the S&P GSCI™ in advance of the meeting and discuss the composition at the meeting. S&P also consults the Advisory Panel on any other significant matters with respect to the calculation or operation of the S&P GSCI™. The Advisory Panel may, if necessary or practicable, meet at other times during the year as issues arise that warrant its consideration.

Composition of the S&P GSCI™

In order to be included in the S&P GSCI™, a contract must satisfy the following eligibility criteria:

  The contract must be in respect of a physical commodity and not a financial commodity.

  In addition, the contract must:

    have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and

    at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement.

     From January 2007, the trading facility on which the contract trades must allow market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations (defined below) included in the S&P GSCI™ that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods (defined below).

The commodity must be the subject of a contract that:

  is denominated in U.S. dollars; and

  is traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that:

    makes price quotations generally available to its members or participants (and to S&P) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

    makes reliable trading volume information available to S&P with at least the frequency required by S&P to make the monthly determinations;

    accepts bids and offers from multiple participants or price providers; and

    is accessible by a sufficiently broad range of participants.

     With respect to inclusion on each component, a contract must be in respect to the physical commodity that is described by that specific index.

     The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI™. In appropriate circumstances, however, S&P, in consultation with the Advisory Panel, may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

     At and after the time a contract is included in the S&P GSCI™ the daily contract reference price for such contract must be published between 10:00 a.m. and 4:00 p.m., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and to S&P) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

     For a contract to be eligible for inclusion in the S&P GSCI™, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made. The following eligibility criteria apply:

  A contract that is not included in the S&P GSCI™ at the time of determination and that is based on a commodity that is not represented in the S&P GSCI™ at such time must, in order to be added to the S&P GSCI™ at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

  A contract that is already included in the S&P GSCI™ at the time of determination and that is the only contract on the relevant commodity included in the S&P GSCI™ must, in order to continue to be included in the S&P GSCI™ after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.

  A contract that is not included in the S&P GSCI™ at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI™ at such time must, in order to be added to the S&P GSCI™ at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized of at least U.S. $30 billion.

  A contract that is already included in the S&P GSCI™ at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI™ at such time must, in order to continue to be included in the S&P GSCI™ after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $10 billion and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.

     In addition:

  A contract that is already included in the S&P GSCI™ at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period.
  These amounts are summed for all contracts included in the S&P GSCI™ and each contract’s percentage of the total is then determined.

  A contract that is not included in the S&P GSCI™ at the time of determination must, in order to be added to the S&P GSCI™ at such time, have a reference percentage dollar weight of at least 1.0%.

  In the event that two or more contracts on the same commodity satisfy the eligibility criteria, such contracts will be included in the S&P GSCI™ in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the S&P GSCI™ attributable to such commodity exceeding a particular level.

  If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the S&P GSCI™ attributable to it at the time of determination. Subject to the other eligibility criteria relating to the composition of the S&P GSCI™ the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the S&P GSCI™ attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI™ attributable to it.

     The contracts currently included in the S&P GSCI™ are all futures contracts traded on the New York Mercantile Exchange, Inc. (“NYM”), the International Petroleum Exchange (“IPE”), the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBT”), the Coffee, Sugar & Cocoa Exchange, Inc. (“CSC”), the New York Cotton Exchange (“NYC”), the Kansas City Board of Trade (“KBT”), the Commodities Exchange Inc. (“CMX”), and the London Metal Exchange (“LME”).

     The five-year moving average is updated annually for each commodity included in the S&P GSCI™, based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights, or CPWs, used in calculating the S&P GSCI™ are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity. However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

     In addition, S&P performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the S&P GSCI™ is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the S&P GSCI™ to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the S&P GSCI™ will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, S&P reevaluates the composition of the S&P GSCI™, in consultation with the Advisory Panel, at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the S&P GSCI™. Commodities included in the S&P GSCI™ which no longer satisfy such criteria, if any, will be deleted.

     S&P, in consultation with the Advisory Panel, also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCI™ are necessary or appropriate in order to assure that the S&P GSCI™ represents a measure of commodity market performance. S&P has the discretion to make any such modifications, in consultation with the Advisory Panel.

Contract Expirations

     Because the S&P GSCI™ comprises actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the S&P GSCI™ for each commodity during a given year are designated by S&P, in consultation with the Advisory Panel, provided that each such contract must be an “active contract.” An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

     If a trading facility deletes one or more contract expirations, the S&P GSCI™ will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI™. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the index. If that timing is not practicable, S&P will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

Value of the S&P GSCI™

     The value of the S&P GSCI™ on any given day is equal to the total dollar weight of the S&P GSCI™ divided by a normalizing constant that assures the continuity of the S&P GSCI™ over time. The total dollar weight of the S&P GSCI™ is the sum of the dollar weight of each of the underlying commodities.

The dollar weight of each such commodity on any given day is equal to:

  the daily contract reference price,

  multiplied by the appropriate CPWs, and

  during a roll period, the appropriate “roll weights” (discussed below).

     The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 p.m. New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI™ calculation.

Contract Daily Return

     The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCI™ of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the S&P GSCI™ on the preceding day, minus one.

     The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the S&P GSCI™ is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI™ also takes place over a period of days at the beginning of each month (referred to as the “roll period”). On each day of the roll period, the “roll weights” of the first nearby contract expiration on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCI™ is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

     If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

  no daily contract reference price is available for a given contract expiration;

  any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a “Limit Price”);

  the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 p.m., New York City time. In that event, S&P may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, S&P will revise the portion of the roll accordingly; or

  trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll with respect to the affected contract, will be effected in its entirety on the next day on which such conditions no longer exist.

Calculation of the Components

     The value of any of the components on any S&P GSCI™ business day is equal to the product of (1) the value of the underlying futures contracts on the immediately preceding S&P GSCI™ business day multiplied by (2) one plus the contract daily return of the applicable component on the S&P GSCI™ business day on which the calculation is made.

Information

     All information contained herein relating to the S&P GSCI™ and each of the components, including their make-up, method of calculation, changes in its components and historical performance, has been derived from publicly available information.

     The information contained herein with respect to each of the components and the S&P GSCI™ reflects the policies of and is subject to change by S&P.

     Current information regarding the market value of the components is available from S&P and from numerous public information sources. We make no representation that the publicly available information about the components is accurate or complete.

License Agreement with Standard & Poor’s

     The S&P GSCI™ and the components are licensed by Standard & Poor’s, a division of The McGraw-Hill Companies (“S&P“) for use in connection with an issuance of the notes.

     The notes are not sponsored, endorsed, sold or promoted by S&P. S&P does not make any representations or warranties, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P indices to track general stock market performance or any economic factors. S&P’s only relationship to JPMorgan Chase Bank, N.A. (the “Licensee”) and its affiliates is the licensing of certain trademarks and trade names of S&P and/or of the S&P GSCI™ which is determined, composed and calculated by S&P without regard to the Licensee or the notes. S&P has no obligation to take the needs of the Licensee, its affiliates or the owners of the notes into consideration in determining, composing or calculating the S&P GSCI™. S&P is not responsible for and have not participated in the determination of, the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

     S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P GSCI™ OR ANY DATA INCLUDED THEREIN, AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTIES, EXPRESS OR IMPLIED, CONDITIONS OR REPRESENTATIONS AS TO RESULTS TO BE OBTAINED BY LICENSEE, ITS AFFILIATES, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCI™ OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCI™ OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

GENERAL TERMS OF NOTES

Calculation Agent and Index Calculation Agent

     Your payment on the notes will effectively be determined by calculations undertaken by two entities, each of which is a subsidiary of ours. J.P. Morgan Securities Inc., which is referred to in this product supplement as the “calculation agent” will act as the calculation agent for the notes and in this capacity will make all determinations with respect to our payment obligations under the notes. J.P. Morgan Securities Ltd. serves as Index Calculation Agent, and in this capacity will make determinations with respect to the composition and level of the Commodity-IGAR Conditional Long-Short. For more information on the Index Calculation Agent see “The JPMorgan Core Commodity Investable Global Asset Rotator Conditional Long-Short Index — The Index Calculation Agent and Deemed Calculation Agent Fee” elsewhere in this product supplement.

     The calculation agent will determine, among other things, the Initial Underlying Value, the Strike Value, if applicable, the Underlying closing value on each Initial Averaging Date, if applicable, and each Underlying Valuation Date, the Ending Underlying Value, the Underlying Return and the payment at maturity, if any, on the notes. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of the Underlying and whether there has been a material change in the method of calculating the Underlying. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

     The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m., New York City time, on the business day preceding the maturity date.

     All calculations with respect to the Initial Underlying Value, the Ending Underlying Value, the Underlying Return or any Underlying closing value will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $1,000 principal amount note at maturity, if any, will be rounded to the nearest one ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

     Certain events may prevent the Index Calculation Agent from calculating the Underlying closing value on any Initial Averaging Date, if applicable, or Underlying Valuation Date. The failure may, in turn, prevent the calculation agent from determining the amount, if any, that we will pay you at maturity. These events may include failure of the Index Calculation Agent to publish the value of the Core Commodity-IGAR Conditional Long-Short, as well as disruptions or suspensions of trading in the markets for derivative products linked to the constituents included in the Core Commodity-IGAR Conditional Long-Short synthetic portfolio as of such Underlying Valuation Date, trading in the markets for commodity futures contracts underlying any constituent contained in the Core Commodity-IGAR Conditional Long-Short synthetic portfolio, or trading in the commodity markets as a whole. In addition, certain events may prevent us or our affiliates from hedging our obligations under the notes including, but not limited to, changes in laws or regulations applicable to the commodity futures contracts underlying any constituent contained in the Core Commodity-IGAR Conditional Long-Short synthetic portfolio. In the case of such an event we have the right, but not the obligation, to accelerate the payment on the notes as described below under “— Consequences of a Commodity Hedging Disruption Event.” We refer to each of the events described in the following paragraph individually as a “market disruption event.”

     With respect to the Underlying, a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

    the termination or suspension of, or material limitation or disruption in the trading of any exchange-traded commodity futures contract then underlying any constituent contained in the Core Commodity-IGAR Conditional Long-Short synthetic portfolio; or

    the settlement price of any exchange-traded commodity futures contract underlying any constituent contained in the Core Commodity-IGAR Conditional Long-Short synthetic portfolio has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price; or

    the failure of the sponsor of any component related to any constituent of the Core Commodity-IGAR Conditional Long-Short synthetic portfolio to calculate and publish the U.S. dollar level for such component; or

    the settlement price is not published for any individual reference contract underlying any constituent contained in the Core Commodity-IGAR Conditional Long-Short synthetic portfolio; or

    the failure of the Index Calculation Agent to calculate and publish the value of the Core Commodity-IGAR Conditional Long-Short in each case as determined by the calculation agent in its sole discretion; and

    a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes;

     A limitation on the hours or number of days of trading will not constitute a market disruption event if the limitation results from an announced change in the regular business hours of the relevant exchange or market.

     In addition, “market disruption event” means, which in each case is also a “commodity hedging disruption event,” that:

     (i)     due to (a) the adoption of, or any change in, any applicable law, regulation or rule or (b) the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law, rule, regulation or order (including, without limitation, as implemented by the CFTC or any exchange or trading facility), in each case occurring on or after the pricing date, the calculation agent determines in good faith that it is contrary to such law, rule, regulation or order to purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ (i) positions or contracts in securities, options, futures, derivatives or foreign exchange or (ii) other instruments or arrangements, in each case, in order to hedge individually or in the aggregate on a portfolio basis our obligations under the notes (“hedge positions”), including, without limitation, if such hedge positions are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards such limit); or

     (ii)     for any reason, we or our affiliates are unable, after using commercially reasonable efforts, to (a) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) the calculation agent deems necessary to hedge the risk of entering into and performing our commodity-related obligations with respect to the notes, or (b) realize, recover or remit the proceeds of any such transaction(s) or asset(s).

Please see the risk factor entitled “The commodity futures contracts underlying the constituents of the Core Commodity-IGAR Conditional Long-Short are subject to legal and regulatory regimes that may change in ways that could negatively affect the value of the Core Commodity-IGAR Conditional Long-Short and/or could lead to the early acceleration of your notes” on page PS-4 for more information.

Consequences of a Commodity Hedging Disruption Event

     Upon the occurrence of a commodity hedging disruption event, we may, in our sole and absolute discretion, on giving, or causing the calculation agent to give, not less than 5 nor more than 30 days’ irrevocable written notice to the trustee at New York office, on which notice the trustee may conclusively rely, accelerate the payment on the notes set for early acceleration in such notice. The amount due and payable per $1,000 principal amount note upon such early acceleration will be determined by the calculation agent in good faith and in a commercially reasonable manner as representing the fair market value of the notes immediately prior to such commodity hedging disruption event less the cost to us and our affiliates of unwinding any hedge positions and after deduction for all other expenses related thereto. We will provide, or will cause the calculation agent to provide, written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days prior to the date on which such payment is due. For the avoidance of doubt, the determination set forth above is only applicable to the amount due with respect to acceleration as a result of a commodity hedging disruption event.

Events of Default

     Under the heading “Description of Debt Securities — Events of Default, Waiver, Debt Securities in Foreign Currencies” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment upon an Event of Default

     Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes shall be determined by the calculation agent and shall be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described under the caption “Description of Notes — Payment at Maturity,” calculated as if the date of acceleration were the final Underlying Valuation Date. If the notes have more than one Underlying Valuation Date, then, for each Underlying Valuation Date scheduled to occur after the date of acceleration, the trading days immediately preceding the date of acceleration (in such number equal to the number of Underlying Valuation Dates in excess of one) shall be the corresponding Underlying Valuation Dates, unless otherwise specified in the relevant terms supplement. For the avoidance of doubt, the determination set forth above is only applicable to the amount due with respect to acceleration as a result of an event of default.

     If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

     Under the heading “Description of Debt Securities — Modification of the Indenture; Waiver of Compliance” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

     The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

     The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

     DTC will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

     Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York in The City of New York.

     The Bank of New York or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York will also act as paying agent and may designate additional paying agents.

     Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York, but upon payment (with the giving of such indemnity as The Bank of New York may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

     The notes will be governed by and interpreted in accordance with the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary applies to you only if you are an initial holder of the notes purchasing the notes at the issue price for cash and if you will hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

     This summary does not address all aspects of U.S. federal income and estate taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

    one of certain financial institutions;

    a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

    a dealer in securities;

    a “regulated investment company” as defined in Code Section 851;

    a “real estate investment trust” as defined in Code Section 856;

    a person holding the notes as part of a hedging transaction, straddle, conversion transaction or integrated transaction, or entering into a “constructive sale” with respect to the notes;

    a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

    a trader in securities who elects to apply a mark-to-market method of tax accounting; or

    a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

     This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

     The tax consequences of an investment in the notes are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the IRS regarding the notes.

     We intend to seek an opinion from Davis Polk & Wardwell, our special tax counsel, which will be based upon the terms of the notes at the time of the relevant offering and certain factual representations to be received from us, regarding the treatment of the notes as “open transactions” for U.S. federal income tax purposes. Whether Davis Polk & Wardwell expresses an opinion regarding the characterization of the notes will be indicated in the relevant terms supplement. In either case, we and you will agree to treat the notes for U.S. federal income tax purposes as “open transactions”. While other characterizations of the notes could be asserted by the IRS, as discussed below, the following discussion assumes that the notes are treated for U.S. federal income tax purposes as “open transactions” with respect to the underlying and not as debt instruments, unless otherwise indicated.

Tax Consequences to U.S. Holders

     You are a “U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

    a citizen or resident of the United States;

    a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

    an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

    Tax Treatment of the Notes

     Tax Treatment Prior to Maturity. You should not recognize taxable income or loss over the term of the notes prior to maturity, other than pursuant to a sale, exchange, redemption or “deemed exchange” as described below.

     Sale, Exchange or Redemption of the Notes. Upon a sale or exchange of a note (including redemption of the notes at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or redemption and your tax basis in the note, which should equal the amount you paid to acquire the note. This gain or loss should be long-term capital gain or loss if you have held the note for more than one year at that time. The deductibility of capital losses, however, is subject to limitations.

     The IRS could assert that a “deemed” taxable exchange has occurred on one or more Rebalancing Dates under certain unexpected circumstances. If the IRS were successful in asserting that a taxable exchange has occurred, you could be required to recognize gain (but probably not loss), which would equal the amount by which the fair market value of the note exceeds your tax basis therein. Any deemed exchange gain should be capital gain. You should consult your tax adviser regarding the possible U.S. federal income tax consequences of rebalancings.

    Possible Alternative Tax Treatments of an Investment in the Notes

     Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization or treatment of the notes, the timing and character of income on the notes could differ materially and adversely from our description herein. For example, the IRS might treat the notes as debt instruments issued by us, in which event the taxation of the notes would be governed by certain Treasury regulations relating to the taxation of “contingent payment debt instruments” if the term of the notes from issue to maturity (including the last possible date that the notes could be outstanding) is more than one year. In this event, regardless of whether you are an accrual-method or cash-method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, in each year that you hold the notes (even though you will not receive any cash with respect to the notes during their term) and any gain recognized upon a sale or exchange of the notes (including redemption of the notes at maturity) would generally be treated as ordinary income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

     Other alternative U.S. federal income tax characterizations of the notes might also require that you treat your receipt of the Additional Amount at maturity or some portion thereof upon any sale or “deemed” disposition as ordinary income (and calculate capital gain or loss accordingly), might require you to include amounts in income during the term of the notes and/or might treat all or a portion of the gain or loss on the sale or exchange of the notes including redemption of the notes at maturity as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the notes. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments which might include the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

     You are a “Non-U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

    a nonresident alien individual;

    a foreign corporation; or

    a foreign estate or trust.

     You are not a Non-U.S. Holder for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale or, exchange of a note (including redemption of a note at maturity).

     If you are a Non-U.S. Holder of the notes and if the characterization of the notes as open transactions is respected, any payments on the notes should not be subject to U.S. federal income or withholding tax, except that gain from the sale or exchange of the notes (including redemption of the notes at maturity) may be subject to U.S. federal income tax if this gain is effectively connected with your conduct of a U.S. trade or business. In addition, among the issues addressed in the notice described above in “Certain U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Possible Alternative Tax Treatments of an Investment in the Notes” is the degree, if any, to which income with respect to instruments such as the notes should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the withholding tax consequences of an investment in the notes, possibly with retroactive effect.

     If the notes were recharacterized as indebtedness, any payments or accruals on the notes nonetheless would not be subject to U.S. withholding tax, provided generally that the certification requirement described in the next sentence has been fulfilled and neither the payments on the notes nor any gain realized on a sale or, exchange of the notes (including redemption of the notes at maturity) is effectively connected with your conduct of a U.S. trade or business. Because the characterization of the notes is unclear, payments made to you with respect to the notes may be withheld upon at a rate of 30% unless you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a U.S. person and provide your name and address or otherwise satisfy applicable documentation requirements.

     If you are engaged in a trade or business in the United States, and if payments on the notes are effectively connected with your conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be taxed in the same manner as a U.S. Holder, except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

     Federal Estate Tax

     Individual Non-U.S. Holders, and entities the property of which is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

Backup Withholding and Information Reporting

     You may be subject to information reporting, and may also be subject to backup withholding at the rates specified in the Code on the amounts paid to you, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you comply with the certification procedures described in the preceding section. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

THE TAX CONSEQUENCES TO YOU OF PURCHASING, OWNING AND DISPOSING OF THE NOTES ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

UNDERWRITING

     Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc. as agent (an “Agent” or “JPMSI”), and certain other agents that may be party to the Master Agency Agreement, as amended or supplemented, from time to time (each an “Agent,” and collectively with JPMSI, the “Agents”), each Agent participating in an offering of notes, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement. Each such Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. JPMSI will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

     We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of NASD Rule 2720 regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with NASD Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior written approval of the customer.

     JPMSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

     In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

     No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 132-IV or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 132-IV or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

     Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 132-IV and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission. For additional information regarding selling restrictions, please see “Notice to Investors” in this product supplement.

     Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

NOTICE TO INVESTORS

     We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 132-IV nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 132-IV nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 132-IV and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

     You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 132-IV and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales.

Argentina

     The notes have not been and will not be authorized by the Comisión Nacional de Valores (the “CNV”) for public offer in Argentina and therefore may not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements, the internet or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended (the “Argentine Public Offering Law”).

     The Argentine Public Offering Law does not expressly recognize the concept of private placement. Notwithstanding the foregoing, pursuant to the general rules on public offering and the few existing judicial and administrative precedents, the following private placement rules have been outlined:

(i)	target investors should be qualified or sophisticated investors, capable of understanding the risk of the proposed investment.

(ii)	investors should be contacted on an individual, direct and confidential basis, without using any type of massive means of communication.

(iii)	the number of contacted investors should be relatively small.

(iv)	investors should receive complete and precise information on the proposed investment.

(v)	any material, brochures, documents, etc, regarding the investment should be delivered in a personal and confidential manner, identifying the name of the recipient.

(vi)	the documents or information mentioned in item (v) should contain a legend or statement expressly stating that the offer is a private offer not subject to the approval or supervision of the CNV, or any other regulator in Argentina.

(vii)	the aforementioned documents or materials should also contain a statement prohibiting the re-sale or re-placement of the relevant securities within the Argentine territory or their sale through any type of transaction that may constitute a public offering of securities pursuant to Argentine law.

The Bahamas

     The notes have not been and shall not be offered or sold in or into The Bahamas except in circumstances that do not constitute a ‘public offering’ according to the Securities Industry Act, 1999.

     The offer of the notes, directly or indirectly, in or from within The Bahamas may only be made by an entity or person who is licensed as a Broker Dealer by the Securities Commission of The Bahamas.

     Persons deemed “resident” in The Bahamas pursuant to the Exchange Control Regulations, 1956 must receive the prior approval of the Central Bank of The Bahamas prior to accepting an offer to purchase any notes.

Bermuda

     This product supplement no. 132-IV and the accompanying prospectus supplement, prospectus and terms supplement have not been registered or filed with any regulatory authority in Bermuda. The offering of the notes pursuant to this product supplement no. 132-IV and the accompanying prospectus supplement, prospectus and any terms supplement to persons resident in Bermuda is not prohibited, provided we are not thereby carrying on business in Bermuda.

Brazil

     The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” – the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not and will not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federal Republic of Brazil, except in circumstances that cannot be construed as a public offering or unauthorized distribution of securities under Brazilian laws and regulations. The notes are not being offered into Brazil. Documents relating to an offering of the notes, as well as the information contained herein and therein, may not be supplied or distributed to the public in Brazil nor be used in connection with any offer for subscription or sale of the notes to the public in Brazil.

British Virgin Islands

     The notes may not be offered in the British Virgin Islands unless we or the person offering the notes on our behalf is licensed to carry on business in the British Virgin Islands. We are not licensed to carry on business in the British Virgin Islands. The notes may be offered to British Virgin Islands “business companies” (from outside the British Virgin Islands) without restriction. A British Virgin Islands “business company” is a company formed under or otherwise governed by the BVI Business Companies Act, 2004 (British Virgin Islands).

Cayman Islands

     This product supplement no. 132-IV and the accompanying prospectus supplement, prospectus and terms supplement, and the notes offered hereby and thereby have not been, and will not be, registered under the laws and regulations of the Cayman Islands, nor has any regulatory authority in the Cayman Islands passed comment upon or approved the accuracy or adequacy of this product supplement no. 132-IV and the accompanying prospectus supplement, prospectus and terms supplement. The notes have not been, and will not be, offered or sold, directly or indirectly, in the Cayman Islands.

Chile

     None of the Agents, we or the notes have been registered with the Superintendencia de Valores y Seguros de Chile (Chilean Securities and Insurance Commission) pursuant to Ley No. 18,045 de Mercado de Valores (the “Chilean Securities Act”), as amended, of the Republic of Chile and, accordingly, the notes have not been and will not be offered or sold within Chile or to, or for the account of benefit of persons in Chile except in circumstances which have not resulted and will not result in a public offering and/or securities intermediation in Chile within the meaning of the Chilean Securities Act.

     None of the Agents is a bank or a licensed broker in Chile, and therefore each Agent has not and will not conduct transactions or any business operations in any of such qualities, including the marketing, offer and sale of the notes, except in circumstances which have not resulted and will not result in a “public offering” as such term is defined in Article 4 of the Chilean Securities Act, and/or have not resulted and will not result in the intermediation of securities in Chile within the meaning of Article 24 of the Chilean Securities Act and/or the breach of the brokerage restrictions set forth in Article 39 of Decree with Force of Law No. 3 of 1997.

     The notes will only be sold to specific buyers, each of which will be deemed upon purchase:

(i)	to be a financial institution and/or an institutional investor or a qualified investor with such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the notes;

(ii)	to agree that it will only resell the notes in the Republic of Chile in compliance with all applicable laws and regulations; and that it will deliver to each person to whom the notes are transferred a notice substantially to the effect of this selling restriction;

(iii)	to acknowledge receipt of sufficient information required to make an informed decision whether or not to invest in the notes; and

(iv)	to acknowledge that it has not relied upon advice from any Agent and/or us, or its or our respective affiliates, regarding the determination of the convenience or suitability of notes as an investment for the buyer or any other person; and has taken and relied upon independent legal, regulatory, tax and accounting advice.

Colombia

     The notes have not been and will not be registered in the National Securities Registry of Colombia (Registro Nacional de Valores y Emisores) kept by the Colombian Financial Superintendency (Superintendencia Financiera de Colombia) or in the Colombian Stock Exchange (Bolsa de Valores de Colombia).

     Therefore, the notes shall not be marketed, offered, sold or distributed in Colombia or to Colombian residents in any manner that would be characterized as a public offering, as such is defined in article 1.2.1.1 of Resolution 400, issued on May 22, 1995 by the Securities Superintendency General Commission (Sala General de la Superintendencia de Valores), as amended from time to time.

     If the notes are to be marketed within Colombian territory or to Colombian residents, regardless of the number of persons to which said marketing is addressed to, any such promotion or advertisement of the notes must be made through a local financial entity, a representative’s office, or a local correspondent, in accordance with Decree 2558, issued on June 6, 2007 by the Ministry of Finance and Public Credit of Colombia, as amended from time to time.

     Therefore, the notes should not be marketed within Colombian territory or to Colombian residents, by any given means, that may be considered as being addressed to an indeterminate number of persons or to more than ninety-nine (99) persons, including but not limited to: (i) any written material or other means of communication, such as subscription lists, bulletins, pamphlets or advertisements; (ii) any offer or sale of the notes at offices or branches open to the public; (iii) use of any oral or written advertisements, letters, announcements, notices or any other means of communication that may be perceived to be addressed to an indeterminate number of persons for the purpose of marketing and/or offering the notes; or (iv) use (a) non-solicited emails or (b) email distributions lists to market the notes.

El Salvador

     The notes may not be offered to the general public in El Salvador, and according to Article 2 of the Ley de Mercado de Valores (Securities Market Law) of the Republic of El Salvador, Legislative Decree number 809 dated 16 February 1994, published on the Diario Oficial (Official Gazette) number 73-BIS, Number 323, dated 21 April 1994, and in compliance with the aforementioned regulation, each Agent has represented and agreed that it will not make an invitation for subscription or purchase of the notes to indeterminate individuals, nor will it make known this product supplement no. 132-IV and the accompanying prospectus supplement, prospectus and terms supplement in the territory of El Salvador through any mass media communication such as television, radio, press, or any similar medium, other than publications of an international nature that are received in El Salvador, such as internet access or foreign cable advertisements, which are not directed to the Salvadoran public. The offering of the notes has not been registered with an authorized stock exchange in the Republic of El Salvador. Any negotiation for the purchase or sale of notes in the Republic of El Salvador shall only be negotiated on an individual basis with determinate individuals or entities in strict compliance with the aforementioned Article 2 of the Salvadoran Securities Market Law, and shall in any event be effected in accordance with all securities, tax and exchange control of the Dominican Republic, Central America, and United States Free Trade Agreements, and other applicable laws or regulations of the Republic of El Salvador.

European Economic Area

     In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Agent has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this product supplement no. 132-IV and the accompanying prospectus supplement to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State:

(a)     at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)     at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)     to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Agent; or

(d)     at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

     For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

     This European Economic Area selling restriction is in addition to any other selling restrictions set out herein.

Hong Kong

     The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Jersey

     Each Agent has represented to and agreed with us that it will not circulate in Jersey any offer for subscription, sale or exchange of any notes which would constitute an offer to the public for the purposes of Article 8 of the Control of Borrowing (Jersey) Order 1958.

Mexico

     The notes have not been, and will not be, registered with the Mexican National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and therefore, may not be offered or sold publicly in the United Mexican States. This product supplement no. 132-IV and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States. The notes may be privately placed in Mexico among institutional and qualified investors, pursuant to the private placement exemption set forth in Article 8 of the Mexican Securities Market Law.

The Netherlands

     An offer to the public of any notes which are the subject of the offering and placement contemplated by this product supplement no. 132-IV and the accompanying prospectus supplement, prospectus and terms supplement may not be made in The Netherlands and each Agent has represented and agreed that it has not made and will not make an offer of such notes to the public in The Netherlands, unless such an offer is made exclusively to one or more of the following categories of investors in accordance with the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht, the “FMSA”):

1.     Regulated Entities: (a) any person or entity who or which is subject to supervision by a regulatory authority in any country in order to lawfully operate in the financial markets (which includes: credit institutions, investment firms, financial institutions, insurance companies, collective investment schemes and their management companies, pension funds and their management companies, commodity dealers) (“Supervised Entities”); and (b) any person or entity who or which engages in a regulated activity on the financial markets but who or which is not subject to supervision by a regulatory authority because it benefits from an exemption or dispensation (“Exempt Entities”);

2.     Investment Funds and Entities: any entity whose corporate purpose is solely to invest in securities (which includes, without limitation, hedge funds);

3.     Governmental institutions: the Dutch State, the Dutch Central Bank, Dutch regional, local or other decentralized governmental institutions, international treaty organizations and supranational organizations;

4.     Self-certified Small and Medium-Sized Enterprises (“SMEs”): any company having its registered office in The Netherlands which does not meet at least two of the three criteria mentioned in (6) below and which has (a) expressly requested the Netherlands Authority for the Financial Markets (the “AFM”) to be considered as a qualified investor, and (b) been entered on the register of qualified investors maintained by the AFM;

5.     Self-certified Natural Persons: any natural person who is resident in The Netherlands if this person meets at least two (2) of the following criteria:

(i)	the investor has carried out transactions of a significant size on securities markets at an average frequency of, at least, ten (10) per quarter over the previous four (4) quarters;

(ii)	the size of the investor’s securities portfolio exceeds €500,000;

(iii)	the investor works or has worked for at least one (1) year in the financial sector in a professional position which requires knowledge of investment in securities,

provided this person has:

(a)	expressly requested the AFM to be considered as a qualified investor; and

(b)	been entered on the register of qualified investors maintained by the AFM;

6.     Large Enterprises: any company or legal entity which meets at least two of the following three criteria according to its most recent consolidated or non-consolidated annual accounts:

(a)	an average number of employees during the financial year of at least 250;

(b)	total assets of at least €43,000,000; or

(c)	an annual net turnover of at least €50,000,000.

7.     Discretionary individual portfolio managers: any portfolio manager in The Netherlands who or which purchases the notes for the account of clients who are not Qualified Investors on the basis of a contract of agency that allows for making investment decisions on the client’s behalf without specific instructions of or consultation with any such client;

8.     Minimum consideration: any person or entity for a minimum consideration of €50,000 or more (or equivalent in foreign currency) for each offer of notes; or

9.     Fewer than 100 Offerees: fewer than 100 natural or legal persons (other than Qualified Investors).

For the purposes of this provision, the expression:

(a)	an “offer to the public” in relation to any notes means making a sufficiently determined offer as meant in Section 217(1) of Book 6 of the Dutch Civil Code (Burgerlijk Wetboek) addressed to more than one person to conclude a contract to purchase or otherwise acquire notes, or inviting persons to make an offer in respect of such notes;

(b)	“Qualified Investors” means the categories of investors listed under (1) up to and including (6) above.

     Zero Coupon Notes may not, directly or indirectly, as part of their initial distribution (or immediately thereafter) or as part of any re-offering be offered, sold, transferred or delivered in The Netherlands. For purposes of this paragraph “Zero Coupon Notes” are notes (whether in definitive or in global form) that are in bearer form and that constitute a claim for a fixed sum against us and on which interest does not become due prior to maturity or on which no interest is due whatsoever.

Panama

     The notes have not been and will not be registered with the National Securities Commission of the Republic of Panama under Decree Law No. 1 of July 8, 1999 (the “Panamanian Securities Law”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Law. The notes do not benefit from the tax incentives provided by the Panamanian Securities Law and are not subject to regulation or supervision by the National Securities Commission of the Republic of Panama.

Peru

     The notes have been and will be offered only to institutional investors (as defined by the Peruvian Securities Market Law – “Ley de Mercado de Valores” enacted by Legislative Decree No. 861 – Unified Text of the Law approved by Supreme Decree No. 093-2002-EF) and not to the public in general or a segment of it. The placement of the notes shall comply with article 5 of the Peruvian Securities Market Law.

Singapore

     Neither this product supplement no. 132-IV nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 132-IV, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Switzerland

     The notes have not been and will not be offered or sold, directly or indirectly, to the public in Switzerland, and this product supplement no. 132-IV and the accompanying prospectus supplement, prospectus and terms supplement do not constitute a public offering prospectus as that term is understood pursuant to article 652a or article 1156 of the Swiss Federal Code of Obligations.

     We have not applied for a listing of the notes on the SWX Swiss Exchange or on any other regulated securities market and, consequently, the information presented in this product supplement no. 132-IV and the accompanying prospectus supplement, prospectus and terms supplement does not necessarily comply with the information standards set out in the relevant listing rules.

     The notes do not constitute a participation in a collective investment scheme in the meaning of the Swiss Federal Act on Collective Investment Schemes and are not licensed by the Swiss Federal Banking Commission. Accordingly, neither the notes nor holders of the notes benefit from protection under the Swiss Federal Act on Collective Investment Schemes or supervision by the Swiss Federal Banking Commission.

United Kingdom

Each Agent has represented and agreed that:

(a)     it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”)) by the Issuer;

(b)     it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c)     it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Uruguay

     The offering of notes in Uruguay constitutes a private offering and each Agent has agreed that the notes and us will not be registered with the Central Bank of Uruguay pursuant to section 2 of Uruguayan law 16.749.

Venezuela

     The notes comprising this offering have not been registered with the Venezuelan National Securities Commission (Comisión Nacional de Valores) and are not being publicly offered in Venezuela. No document related to the offering of the notes shall be interpreted to constitute a public offer of securities in Venezuela. This document has been sent exclusively to clients of the Agents and the information contained herein is private, confidential and for the exclusive use of the addressee. Investors wishing to acquire the notes may use only funds located outside of Venezuela, which are not of mandatory sale to the Central Bank of Venezuela (Banco Central de Venezuela) or are not otherwise subject to restrictions or limitations under the exchange control regulation currently in force in Venezuela.

BENEFIT PLAN INVESTOR CONSIDERATIONS

     A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

     Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

     Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of the notes and the related lending transactions, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”).

     Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the notes is not prohibited. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

     Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes shall be required to represent (and deemed to have represented by its purchase of the notes) that such purchase and holding is not prohibited under applicable Similar Laws.

     Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief.

     Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any Plan or plan subject to Similar Laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

Addendum A

The material in this Addendum A has been provided by J.P. Morgan
Securities Ltd. We make no representations and can give no
assurances regarding the results provided by the strategy

The JPMorgan Core Commodity
Investable Global Asset Rotator

Synthetic Strategy Rules

15 April 2008

© All Rights Reserved

PART A

1.     This Document

1.1  Introduction

This document comprises the rules of the JPMorgan Core Commodity Investable Global Asset Rotator, a family of notional rule-based proprietary commodity indices which utilise momentum investment strategies (which, together with the Appendix and related Annexes shall constitute the “Rules”). Part A of the Rules prescribes the index methodology applicable for the Index (known as “Core Commodity-IGAR” and/ or the “Index”), the key components of which are set out in the Appendix and its Annexes.

1.2  Publication of the Rules

These Rules are published by J.P. Morgan Securities Ltd. of 125 London Wall, London EC2Y 5AJ, UK in its capacity as Calculation Agent. See Section 6 for further information in connection with publication of the Rules.

1.3  Amendments

These Rules may be amended from time to time at the discretion of the Calculation Agent and will be re-published (see Section 1.2) no later than one calendar month following such amendment.

1.4  Availability of Rules

Copies of the Rules may be obtained by investors free of charge upon request to the Calculation Agent.

1.5  Risks & disclaimers

Please refer to the Risk Factors and associated Disclaimers set out in Parts B and C of the Rules. No assurance can be given that the investment strategy used to construct Core Commodity-IGAR will be successful or that Core Commodity-IGAR will outperform any alternative basket or investment strategy that might be constructed from the Constituents.

1.6  No offer of securities

These Rules neither constitute an offer to purchase or sell securities nor specific advice of whatever form (tax, legal, accounting or regulatory) in respect of any investment strategy.

1.7  Rules of construction

A reference to a “Section” means a reference to a clause in this Part A unless the otherwise specified and a reference to any “Annex” means a reference to each such specified annex in Part D of this document.

2.  Summary of Index

2.1  Index comprised of variable number of synthetic components

Each Index represents the performance of an equally-weighted exposure to a number of synthetically constructed components (each a “Component Index”).

2.2  Construction of Component Indices

2.2.1  Constituents change on Rebalancing Dates

Component Indices are constructed by reference to the performance of their individual constituents (the “Constituents”). The Constituents are selected from a number of sub-asset classes from the global commodities market identified in Annex 5. Subject to the occurrence of any Extraordinary Event (see Section 7), each Component Index shall comprise the same Constituents until the immediately following Rebalancing Date for such Component Index.

2.2.2  Difference between Component Indices

The sole difference between Component Indices is that they rebalance on different days on each month, subject to the effect of an occurrence of a Disrupted Day which may cause the Component Indices to rebalance on the same Index Business Day.

2.3  Rebalancing methodology

The rebalancing methodology is carried out on the principal of “momentum investing” which has as its primary assumption that if certain Constituents performed well in the past, they will continue to perform well in the future and the converse applies with respect to poorly performing assets.

2.4  Synthetic strategy, no underlying assets in basket

Core Commodity-IGAR is a notional basket of assets because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. Core Commodity-IGAR merely identifies certain assets in the market, the performance of which is used as a reference point for the purposes of calculating the level of the Index.

3.  Calculation Agent

3.1  Identity

JPMSL or any affiliate or subsidiary designated by it will act as calculation agent in connection with the Index (the “Calculation Agent”).

3.2  Calculation Agent determinations

All determinations of the Calculation Agent in respect of Core Commodity-IGAR and interpretation of the Rules shall be final, conclusive and binding and no person shall be entitled to make any claim against any of the Relevant Persons in respect thereof. Once a determination or calculation is made or action taken by the Calculation Agent or any other Relevant Person in respect of any aspect of the Core Commodity-IGAR, neither the Calculation Agent nor any other Relevant Person shall be under any obligation to revise any determination or calculation made or action taken for any reason.

3.3  Fee

The Calculation Agent shall accrue a fee equivalent to ninety-six basis points (0.96%) per year calculated daily on an Actual/360 basis and notionally deducted daily (in arrears) from the level of each Component Index on each Index Valuation Day. See section 2 of Annex 4 for calculations.

4.  Calculating the Index Level

4.1  Frequency

Subject to the occurrence or existence of a Disrupted Day or a Limit Day, the Calculation Agent shall, based on the USD Levels of the Constituents of the relevant Component Indices as of such Index Valuation Day, calculate the Index Level in respect of each Index Valuation Day for Index publication purposes (although the Calculation Agent may calculate the Index Level with greater frequency and share this calculation with its affiliates for internal purposes).

4.2  Weighting of Component Indices

4.2.1  Detail in Appendix

The Appendix sets out the number of Component Indices and the relevant percentage by which such Component Indices are weighted for the Index (e.g. the existence of 5 Component Indices means that each will have a 20% weighting in constituting the Index).

4.2.2  Component Index reweighting

See Annex 1.

4.2.3  Reweighting Dates

The dates for reweighting of the Component Indices for the respective Index are set out in the Appendix, Section 2.

4.2.4  When reweighting takes effect

Reweighting will take effect each month immediately following the Official Close on the relevant Reweighting Date, unless such Reweighting Date is a Disrupted Day or a Limit Day.

4.3  Constituent Rebalancing

4.3.1  Detail in Appendix

The Appendix sets out the number of Constituents and the relevant percentage by which such Constituent is weighted for each Component Index.

4.3.2  Constituent rebalancings

On the first Index Valuation Day of every month (the “Rebalancing Selection Date”) the Calculation Agent:

(a)	shall determine the Performance of each Constituent in respect of the previous 12 calendar months (being the “Relevant Observation Period”); and

(b)	determine the weight to be assigned to each Constituent on the close of the relevant Rebalancing Date for each Component Index,

in accordance with the methodology set out in the Appendix and Annex 2 respectively.

4.3.3  Rebalancing dates

The dates for rebalancing the Constituents of each Component Index are set out in the Appendix, Section 3.

4.3.4  When rebalancing takes effect

Rebalancing will take effect immediately following the Official Close of the relevant Rebalancing Date, provided that if such day is a Disrupted Day or a Limit Day in respect of a Constituent (an “Affected Constituent”), rebalancing in respect of such Affected Constituent shall occur on the day on which it has been valued in accordance with Section 5.2(b)(ii).

5.  Effect of Market Disruption Events and Limit Days

5.1  No effect on Rebalancing Selection Dates

The Rebalancing Selection Date will not be affected by Market Disruption or Limit Events.

5.2  Effect on Index Valuation Days (including Reweighting Dates and Rebalancing Dates)

In relation to each Component Index, if any Index Valuation Day is a Disrupted Day or a Limit Day in respect of any Affected Constituent, then:

(a)	such Index Valuation Day shall remain as the day originally scheduled (the “Original IVD”); and

(b)	calculation of the level of the Component Index for such valuation day will be calculated retrospectively based on:

	(i)	the USD Levels of the Constituents (other than the Affected Constituent(s)) on Original IVD; and

	(ii)	the USD Level of each Affected Constituent on the next Scheduled Trading Day that is not a Limit Day or a Disrupted Day for such Constituent,

provided that, if all ten (10) Index Valuation Days immediately following the Original IVD are either Disrupted Days or Limit Days for any Affected Constituent(s), the Calculation Agent shall, on the 10th Index Valuation Day following the Original IVD, calculate:

(A)	the USD Level(s) for such Affected Constituent(s);

(B)	the level of the Component Index for the relevant Index Valuation Day; and

(C)	the Index Level for each affected Index Valuation Day,

acting in good faith using such information and/or methods as it determines, in its reasonable discretion, are appropriate (notwithstanding that such day is a Disrupted Day or a Limit Day for one or more Constituents).

6.  Publication of Index Levels

6.1  Publication source

The Index Level shall be published on Bloomberg®. (see Appendix 1, Section 1 for appropriate Bloomberg ticker).

6.2  Impact of force majeure on publication source

The Calculation Agent shall not be obliged to provide the Index Level by any alternative method if the Bloomberg ticker is subject to any delay in or interruptions of publication or as a result of the occurrence of a Force Majeure Event.

6.3  No obligation to publish on Disrupted Days or Limit Days

The Calculation Agent is not obliged to publish the Index Level in respect of any day which is a Disrupted Day or a Limit Day, although it may nevertheless do so retrospectively.

6.4  Format of publication; number of decimal places

The Index Level will be reported to four (4) decimal places (although the Calculation Agent may maintain a record of the Index Level with greater precision for internal purposes) on every Index Valuation Day.

7.  Extraordinary Events

7.1  Successor Constituent

If any Constituent is:

(a)	not calculated and announced by the relevant Index Sponsor but by a successor sponsor acceptable to the Calculation Agent; or

(b)	replaced by a successor index using, in the determination of the Calculation Agent, the same or substantially similar formula and method of calculation as used in the calculation of the relevant Constituent, then in each case that successor index (the “Successor Constituent”) shall replace the relevant Constituent with effect from a date determined by the Calculation Agent who may make such adjustment to these Rules, as it determines in good faith is appropriate, to account for such change.

7.2  Alteration of Constituents

Without prejudice to the ability of the Calculation Agent to amend the Rules (see Section 1.3), the Calculation Agent may, acting in good faith and in a commercially reasonable manner:

(a)	exclude; or

(b)	substitute for,

any Constituent in circumstances where it considers it reasonably necessary to do so to reflect the intention of the Core Commodity-IGAR strategy, including (without prejudice to the generality of the foregoing) changes announced by an index sponsor relating to the modification, exclusion, inclusion or substitution of one Constituent or its futures and options contracts in the Standard & Poor’s Goldman Sachs Commodity Index™, or any perception among market participants generally that the published USD Level of the relevant Constituent is inaccurate (and the Index Sponsor of such Constituent fails to correct such USD Level), and if it so excludes or substitutes for any Constituent, then the Calculation Agent may adjust the Rules as it determines in good faith to be appropriate to account for such exclusion or substitution on such date(s) selected by the Calculation Agent.

7.3  Material Change

If, at any time, the Index Sponsor of a Constituent:

(a)	announces that it will make a material change in the formula or the method of calculating that Constituent or in any other way materially modifies that Constituent (other than a modification prescribed in that formula or method to maintain that Constituent in the event of changes in constituent commodity futures and other routine events); or

(b)	permanently cancels the Constituent and no successor index exists or fails to calculate and announce the USD Level of the Constituent,

then the Calculation Agent shall remove such Constituent from the universe of the Constituents and may adjust the Rules as it determines in good faith to be appropriate to account for such change(s) on such date(s) selected by the Calculation Agent.

7.4  Cancellation of Index Licence

If, at any time:

(a)	the licence granted to the Calculation Agent by the Index Sponsor of any Constituent to use such Constituent for the purposes of Core Commodity- IGAR terminates; or

(b)	the Calculation Agent’s right to use any Constituent for the purposes of Core Commodity-IGAR is otherwise impaired or ceases (for any reason),

then, the Calculation Agent shall remove such Constituent from the universe of the Constituents and may adjust the Rules as it determines in good faith to be appropriate to account for such change(s) on such date(s) selected by the Calculation Agent.

8.  Corrections

If:

(a)	the USD Level of any Constituent used to calculate the Index Level on any Index Valuation Day is subsequently corrected and the correction is published by the relevant Index Sponsor before the next Rebalancing Date; or

(b)	the Calculation Agent identifies an error or omission in any of its calculations or determinations in respect of Index Level,

then, the Calculation Agent may, if practicable and it considers such correction material, adjust or correct the published Index Level for such day and each subsequent Index Valuation Day and publish such corrected Index Level(s) as soon as reasonably practicable.

9.  Responsibility for the Rules; Limitations on liability

9.1  Calculation Agent standards

The Calculation Agent shall act in good faith and in a commercially reasonable manner.

9.2  Ambiguities in the Rules

Whilst these Rules are intended to be comprehensive, ambiguities may arise. If so, the Calculation Agent will resolve such ambiguities and, if necessary, amend these Rules to reflect such resolution.

9.3  Limitation of liability

No Relevant Person shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determinations made or anything done (or omitted to be determined or done) in respect of Core Commodity-IGAR or in respect of the publication of the Index Level (or failure to publish such level) or any use to which any person may put Core Commodity-IGAR or the Index Levels.

10.  Miscellaneous

10.1  Determinations

Any determination required to be made or action required to be taken in respect of Core Commodity-IGAR on a day that is not an Index Valuation Day, shall be made or taken (as the case may be) on the next following Index Valuation Day.

10.2  Governing law

These Rules shall be governed by and construed in accordance with the laws of England.

11.  Definitions

Capitalised terms not otherwise defined herein shall have the following meanings:

“Affected Constituent”	see Section 4.3.4;

“Calculation Agent”	see Section 3;

“Constituent”	means a constituent of the Index
described in Annex 5 (The
Constituents);

“Core Commodity-IGAR”	means the index documented in
accordance with these Rules
referenced in the Appendix, Section 1;

“Disrupted Day”	means a day on which a Market
Disruption Event occurs or exists;

“Exchange”	means, in respect of any Constituent,
any exchange on which futures or
options contracts relating to that
Constituent are traded;

“Force Majeure Event”	any event beyond the control of the
Calculation Agent, including any act
of God, act of governmental
authority, or act of public enemy, or
due to war, the outbreak or
escalation of hostilities, fire, flood,
civil commotion, insurrection, labour
difficulty including, without
limitation, any strike, other work
stoppage, or slow-down, severe or
adverse weather conditions, power
failure, communications line or other
technological failure;

“Index Level”	means the level of the Index,
determined in accordance with the
Rules;

“Index Sponsor”	means, in respect of a Constituent,
the corporation or other entity that
(a) is responsible for setting and
reviewing the rules and procedures
and the methods of calculation and
adjustments, if any, related to such
Constituent and (b) announces
(directly or through an agent) the
USD Level of such Constituent on a
regular basis;

“Index Valuation Day”	means each day (other than a
Saturday or a Sunday): (i) on which
commercial banks in both New York
and London are open generally for
business (including for dealings in
foreign exchange and foreign
currency deposits); and (ii) which is a
Scheduled Trading Day for all
Constituents;

“Limit Day”	means, in respect of a Constituent,
any day on which there is a limitation
on, or suspension of, the trading of
options or futures contracts on the
related commodity imposed by any
relevant Exchange by reason of
movements exceeding “limit up” or
“limit down” levels permitted by such
Exchange and which, in the opinion
of the Calculation Agent, is material
taking into account generally
prevailing Scheduled Trading Day
trading volumes and other market
conditions;

“Market Disruption Event”	means in respect of a Constituent and an Index Valuation Day (as the case may be), the failure by the relevant Index Sponsor to calculate and publish the USD Level for such Constituent;

“Official Close”	means, in respect of all Constituents and on any Index Valuation Day, the latest to occur (monitored on a continuous 24 hour basis) of the official closing times of each relevant Exchange;

“Performance”	has the meaning given to such term in Section 1 (Performance Calculation) of Annex 4;

“Rebalancing Date”	means, in relation with any Component Index, (subject to the occurrence of a Market Disruption Event) the Index Valuation Day of every month specified in the Appendix, Section 1;

“Rebalancing Selection Date”	means the first Index Valuation Day of each month (see Section 4.3.2);

“Relevant Observation Period”

means, in respect of any Constituent
and any Rebalancing Selection Date,
the period commencing on, and
including, the last Index Valuation
Day of the month occurring thirteen
(13) calendar months before the
month in which such Rebalancing
Selection Date occurs (and, if such day
was deemed to have been a Disrupted
Day, then the immediately preceding
Index Valuation Day for such Affected
Constituent which was not a
Disrupted Day), to, and including, the
last Index Valuation Day of the
immediately preceding month to that
in which the Rebalancing Selection
Date occurs (and, if such day was
deemed to have been a Disrupted
Day, then the immediately preceding
Index Valuation Day for such Affected
Constituent which was not a
Disrupted Day);

“Relevant Person”	means the Calculation Agent or any
of its affiliates or subsidiaries or their
respective directors, officers,
employees, representatives, delegates
or agents (as the case may be);

“Re-weighting Date”	means, subject to the occurrence of a
Market Disruption Event, the Index
Valuation Day of every month
specified in the Appendix;

“Rules”	means the rules of the Core
Commodity-IGAR as set out in this
document (including the Appendix
and all Annexes), as the same may be
amended, supplemented and/or
restated from time to time;

“Scheduled Trading Day”	means, in respect of a Constituent, a
day on which the relevant Index
Sponsor is scheduled to publish the
USD Level of such Constituent and the
principal exchange for futures and
options contracts on such Constituent
is scheduled to be open for trading
for its regular trading session;

“Successor Constituent”	has the meaning give to such term in
paragraph 7.1 (Successor Constituent)
of these Rules;

“USD”	means the lawful currency of the
United States of America; and

“USD Level”	means, in respect of a Constituent, (i)
the closing level of such Constituent
as calculated and published by the
relevant Index Sponsor, or (ii) in the
event of circumstances set out in
Section 5.2, as reasonably calculated
and published by the Calculation
Agent, or (iii) in the event of
circumstances set out in Section 7.1, as
calculated and published by the
sponsor of the relevant Successor
Constituent.

PART B

RISK FACTORS

The following list of risk factors does not purport to be a complete enumeration or explanation of all the risks associated with Core Commodity-IGAR and should be read in conjunction with the relevant Appendix.

1.   Past performance should not be used as a guide to future performance

The past performance of any other Core Commodity-IGAR index should not be used as a guide to future performance of that index or the Index. Any back-testing or similar analysis performed by any person in respect of Core Commodity-IGAR must be considered illustrative only and may be based on estimates or assumptions not used by the Calculation Agent when determining the Index Level pursuant to these Rules.

2.   Synthetic Exposure to Commodities

The Core Commodity-IGAR Indices are purely synthetic. There is no pool of futures to which any person is entitled or in which any person has any ownership interest or which serve as collateral for the return on any product referencing Core Commodity-IGAR.

3.   Constituents are “excess return”

The return from investing in futures contracts derives from three sources:

(a)	changes in the price of the relevant futures contracts (which is known as the “price return”);

(b)	any profit or loss realised when rolling the relevant futures contracts (which is known as the “roll return”); and

(c)	any interest earned on the cash deposited as collateral for the purchase of the relevant futures contracts (which is known as the “collateral return”).

The Constituents are “excess return” indices which means that they measure the returns accrued from investing in uncollateralized futures or, in other words, the sum of the price return and the roll return associated with an investment in futures. Investing in any product linked to the Constituents will therefore not generate the same return as one would obtain from investing directly in the relevant futures contracts.

4.   Certain futures contracts lack market depth – impact on liquidity and pricing

Many commodities, like those in the energy and industrial metals sectors, have liquid futures contracts that expire every month. Therefore, these commodities are rolled forward every month. Other commodities, most notably agricultural and livestock products, only have a few contract months each year that trade with sufficient liquidity. Thus, these commodities, with futures that expire less frequently, roll forward less frequently than every month. The risk of aberrational liquidity or pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take delivery of the underlying commodities.

5.   Commodity prices impacted by global macro-economic and political factors

Prices for commodities are affected by a variety of factors, including changes in supply and demand relationships, governmental programmes and policies, national and international political and economic events, wars and acts of terror, changes in interest and exchange rates, trading and speculative activities in commodities and related contracts, weather, and agricultural, trade, fiscal, monetary and exchange control policies. The price volatility of each commodity also affects the value of the futures and forward contracts related to that commodity and therefore its price at any such time. The price of any one commodity may be correlated to a greater or lesser degree with any other commodity and factors affecting the general supply and demand as well as the prices of other commodities may affect the particular commodity in question.

In respect of commodities in the energy sector, due to the significant level of its continuous consumption, limited reserves, and oil cartel controls, energy prices are subject to rapid price increases in the event of perceived or actual shortages. These factors (when combined or in isolation) may affect the price of futures contracts and, as a consequence, the performance of the Constituents and the Index Level.

The commodities markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could adversely affect the price of futures contracts and, therefore, the performance of the Constituents and the Index Level.

6.   Momentum investment strategy

Core Commodity-IGAR is constructed using what is generally known as a momentum investment strategy. Momentum investing generally seeks to capitalize on trends in the price of assets.

No assurance can be given that the investment strategy used to construct Core Commodity-IGAR will be successful or that Core Commodity-IGAR will outperform any alternative basket that might be constructed from the Constituents.

7.   Return on synthetic basket necessarily different from investment in physical underlyings

The results that may be obtained from investing in any security or investment or otherwise participating in any transaction linked to Core Commodity-IGAR might well be significantly different from the results that could theoretically be obtained from a direct investment in the Constituents or any related derivatives. Such differences may arise for a number of reasons including, but not limited to, the fees (if any) deducted from the Index Level. As stated, the Calculation Agent is entitled to a fee (described in Section 3.3 and Annex 4, Section 4) which reduces the Index Level when deducted.

8.   Diversification

Diversification is generally considered to reduce the amount of risk associated with generating returns, however can be no assurance that Core Commodity-IGAR will be sufficiently diversified at any time to reduce or minimize such risks to any extent.

9.   Calculation Agent discretion

The Calculation Agent is entitled to exercise certain discretions in relation to Core Commodity-IGAR, including but not limited to, the determination of the values to be used in the event of Market Disruption Events and the interpretation of these Rules. Although the Calculation Agent will make all determinations and take all action in relation to Core Commodity-IGAR acting in good faith, such discretion could have an impact, positive or negative, on the Index Level.

10.   Separation of Rebalancing Dates

The weight of the Constituents of each Component Index of Core Commodity-IGAR may fluctuate during the period from (and excluding) one Rebalancing Date to (and including) the next following Rebalancing Date due to movements in the USD Level of each of those Constituents. Similarly, the weight of the Component Indices of Core Commodity-IGAR may fluctuate during the period from (and excluding) one Re-weighting Date to (and including) the next following Re-weighting Date due to movements in the USD Level of each of the underlying Component Indices. Each of these factors may potentially dilute the return of the Index relative to a direct investment in the underlying Constituents over the same period.

11.   Potential Conflicts of Interest

Potential conflicts of interest may exist in the structure and operation of Core Commodity-IGAR and the conduct of normal business activities by any Relevant Person. Please refer to the following Part C for further details.

The foregoing list of risk factors is not intended to be exhaustive. Anyone reading these Rules should seek such advice as they consider necessary from their professional advisors, legal, tax or otherwise, without reliance on any Relevant Person to satisfy themselves that they fully understand these Rules and the risks associated with Core Commodity-IGAR.

Part C

NOTICES, DISCLAIMERS AND CONFLICTS

These Rules have been prepared solely for informational purposes and nothing herein constitutes an offer to buy or sell any securities, participate in any transaction or adopt any investment strategy or as legal, tax regulatory or accounting advice. The Rules are of the date specified above and may change at any time without prior notice.

No Relevant Person makes any representation or warranty, whatsoever, express or implied, as to the results that may be obtained through the use of these Rules or Core Commodity-IGAR.

Each Relevant Person hereby expressly disclaims, to the fullest extent permitted by law, all warranties of accuracy, completeness, merchantability, or fitness for a particular purpose with respect to any information contained in this document and no Relevant Person shall have any liability (direct or indirect, special, punitive, consequential or otherwise) to any person even if notified of the possibility of any such damages.

The Calculation Agent is under no obligation to continue the calculation, publication and dissemination of the Index or the Index Level.

During the course of their normal business, the Calculation Agent or any other Relevant Person may enter into or promote, offer or sell transactions or investments (structured or otherwise) linked to Core Commodity-IGAR and/or any of the Constituents. In addition, any Relevant Person may have, or may have had, interests or positions, or may buy, sell or otherwise trade positions in or relating to Core Commodity-IGAR or any of the Constituents, or may invest or engage in transactions with other persons, or on behalf of such persons relating to any of these items. Such activity may or may not have an impact on the Index Level but all persons reading these Rules should be aware that a conflict of interest could arise where anyone is acting in more than one capacity.

Neither the Calculation Agent nor any other Relevant Person has any duty to consider the circumstances of any person when participating in such transactions or to conduct themselves in a manner that is favourable to any person.

The Rules have been developed with the possibility of the Calculation Agent or any of the Relevant Persons entering into or promoting, offering or selling transactions or investments (structured or otherwise) linked to Core Commodity-IGAR, and hedging the obligations that might arise under any such transactions or investments.

The Index provides an exposure of a notional basket of assets because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. Core Commodity-IGAR merely identifies certain assets in the market, the performance of which will be used as a reference point for the purposes of calculating the Index Level.

The Calculation Agent receives a fee of ninety-six basis points (0.96%) per annum for its services. The fee is deducted on each Index Valuation Day from the level of all Component Indices, calculated on an actual/360 basis.

The Calculation Agent need not publish the Index Level by any alternative method if the relevant Bloomberg ticker (as identified in the Appendix) is subject to any delay in or interruptions of publication for any reason including the occurrence of a Force Majeure Event.

No one may reproduce or disseminate the information contained in these Rules or the Index Level without the prior written consent of the Calculation Agent. Core Commodity-IGAR is the intellectual property of the Calculation Agent and may only be used (as an underlying for financial products or otherwise) by third parties who have entered into a licence agreement with the Calculation Agent. These Rules are not intended for distribution to, or use by any person in, a jurisdiction where such distribution is prohibited by law or regulation.

Copyright JPMorgan Chase & Co. 2008. All rights reserved. JPMorgan is the marketing name for J.P. Morgan Chase & Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities Inc. is a member of NYSE and SIPC. JPMorgan Chase Bank is a member of FDIC. J.P. Morgan Futures Inc. is a member of the NFA. J.P. Morgan Securities Ltd. and J.P. Morgan plc are authorised by the FSA and members of the LSE. J.P. Morgan Europe Limited is authorised by the FSA. J.P. Morgan Equities Limited is a member of the Johannesburg Securities Exchange and is regulated by the FSB. J.P. Morgan Securities (Asia Pacific) Limited and Jardine Fleming Securities Limited are registered as investment advisers with the Securities & Futures Commission in Hong Kong and their CE numbers are AAJ321 and AAB026 respectively. Jardine Fleming Singapore Securities Pte Ltd is a member of Singapore Exchange Securities Trading Limited and is regulated by the Monetary Authority of Singapore (“MAS”). J.P. Morgan Securities Asia Private Limited is regulated by the MAS and the Financial Supervisory Agency in Japan. J.P. Morgan Australia Limited (ABN 52 002 888 011) is a licensed securities dealer.

STANDARD & POOR’S DISCLAIMER

Core Commodity-IGAR (the “Product”) is not sponsored, endorsed, sold or promoted by Standard & Poor’s. Standard & Poor’s makes no representation or warranty, express or implied, to the owners of the Product or any member of the public regarding the advisability of investing in securities generally or in the Product particularly or the ability of the S&P GSCI Index ER (the “SPGCCIP Index”) to track general commodity market performance. Standard & Poor’s’ only relationship to JPMorgan (the “Licensee”) is the licensing of the SPGCCIP Index, which is determined, composed and calculated by Standard & Poor’s without regard to the Licensee or the Product. Standard & Poor’s has no obligation to take the needs of the Licensee or the owners of the Product into consideration in determining, composing or calculating the SPGCCIP Index. Standard & Poor’s is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Product to be issued or in the determination or calculation of the equation by which the Product is to be converted into cash. Standard & Poor’s has no obligation or liability in connection with the administration, marketing or trading of the Product. The SPGCCIP Index is not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies.

STANDARD AND POOR’S DOES NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE SPGCCIP INDEX OR ANY DATA INCLUDED THEREIN. STANDARD AND POOR’S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, COUNTERPARTY OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPGCCIP INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. STANDARD AND POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE SPGCCIP INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STANDARD AND POOR’S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Part D

Appendix 1:   INDEX KEY INFORMATION

Capitalised terms not otherwise defined in this Appendix have the meaning as set out in the Rules.

1.	Trade Specific Inputs:

Index Name:		Core Commodity-IGAR Conditional Long-Short Index

Bloomberg ticker:		CMDUYCER

Number of
Component Indices:		2 (“CI”)

Number of
Constituents per CI:		14 (“NC”)

Maximum Number of
Ranked Constituents per CI:		7 (“MNRC”)

Target Weight:		means [1/MNRC].

Negative Target Weight:		means [-1/MNRC].

Zero Target Weight:		means zero per cent (0%).

2.	Reweighting

Reweighting Methodology:		The Index shall rebalance monthly on the relevant
Reweighting Date, in accordance with the Reweighting Algorithm.

Reweighting Dates:		monthly on the 7th Index Valuation Day, subject to
the occurrence of a Disrupted Day.

Reweighting Algorithm:		See Annex 1 to this Appendix

3.	Rebalancing

Rebalancing Methodology:		Each Component Index shall rebalance monthly on
the relevant Rebalancing Date, based on the
Performance of the Constituents over the Relevant
Observation Period in accordance with the Rebalancing Algorithm.

Rebalancing Dates:		Means the 8th and 9th Index Valuation Day of each month.

Performance:		See Annex 4

Relevant Observation Period:	See Annex 2

Rebalancing Algorithm:	See Annex 2

4.	Rebalancing Steps

4.1	Determination of Strongest and Weakest Constituents

In order to rebalance each Component Index, on each Rebalancing Selection Date, the Calculation Agent shall determine both the Strongest Constituents and the Weakest Constituents by:

a.	calculating the Performance of each Constituent over the Relevant Observation Period using the Performance Calculation in Annex 4 hereto;

b.	ranking all Constituents with a positive Performance over the Relevant Observation Period according to their Performances in descending order from the strongest to the weakest and applying the Long Consistency Test (see Section 5.1 hereof) to such Constituents; and

c.	ranking the Constituents with a negative or zero Performance over the Relevant Observation Period according to their Performances in ascending order from the weakest to the strongest and applying the Conditional Short Consistency Test (see Section 5.2 hereof).

4.2	Ranking the Constituents

4.2.1	Strongest Constituents

The Constituents with a positive Performance which have successfully passed the Long Consistency Test are the eligible long Constituents (the “Eligible Long Constituents”). Among the Eligible Long Constituents, those which display the strongest positive Performance, subject to the MNRC, are termed the strongest Constituents (the “Strongest Constituents”) and are assigned the Target Weight. The Target Weight shall be assigned to each of the Strongest Constituents even if their number is less than the MNRC.

4.2.2	Weakest Constituents

The Constituents with a negative or zero Performance which have successfully passed the Conditional Short Consistency Test are the eligible short Constituents (the “Eligible Short Constituents”). Among the Eligible Short Constituents, those which display the weakest negative or zero Performance, subject to the MNRC, are the weakest Constituents (the “Weakest Constituents”) and are assigned the Negative Target Weight. The Negative Target Weight shall be assigned to each of the Weakest Constituents even if their number is less than the MNRC.

4.2.3	The remaining Constituents are zero weighted

The remaining Constituents (if any) are assigned the Zero Target Weight.

4.2.4	Strongest Constituents and Weakest Constituents never to exceed the MNRC

The Calculation Agent shall calculate the Performance of each Constituent to the required number of decimal places to ensure that neither the number of Strongest Constituents nor the number of Weakest Constituents ever exceeds the MNRC.

4.3	Rebalancing inputs

The Strongest Constituents and the Weakest Constituents are used as inputs in the Rebalancing Algorithm run on the immediately following Rebalancing Date for such Component Index.

5.	Consistency Tests

5.1	The Long Consistency Test

5.1.1   The Long Consistency Test is applied to Constituents displaying a positive Performance.1

On each Rebalancing Selection Date (the “Relevant Rebalancing Selection Date”), the Calculation Agent shall calculate the “Consistency” of each Constituent for which the Performance is a positive number in accordance with the following formula:

Where:

Where:

Consistencyi(Monthm)	is the Consistency of the ith Constituent at the Relevant Rebalancing Selection Date.

Leveli (Monthm-h+1)	is the USD Level of the ith Constituent at the close of the last Index Valuation Day of the hth calendar month preceding the Relevant Rebalancing Selection Date which is not a Disrupted Day for the Constituent in question.

Leveli (Monthm-h)	is the USD Level of the ith Constituent at the close of the last Index Valuation Day of the (h+1) th calendar month preceding the Relevant Rebalancing Selection Date which is not a Disrupted Day for the Constituent in question.

1 The Long Consistency Test is designed to identify the Constituents which are showing consistent recent increases in price on the basis of monthly observations where recent months are weighted more significantly than earlier months.

Ch	is defined by

A, r	are constants that are calibrated so that:	and

,
which gives A =1.97449 r =0.14631 to an accuracy of 5 decimal places.

5.1.2	Requirement to pass the Long Consistency Test

The ith Constituent will be deemed to have successfully passed the Long Consistency Test on the Relevant Rebalancing Selection Date if:

5.2	Conditional Short Consistency Test

5.2.1   The Conditional Short Consistency Test is applied to Constituents displaying a negative or zero Performance.2

On each Relevant Rebalancing Selection Date, the Calculation Agent shall calculate the “Conditional Short Consistency” of each Constituent of the Index in accordance with the following formula:

Where:

Where:

2 The Conditional Short Consistency Test is designed to identify the Constituents which are showing consistent recent decreases in price on the basis of monthly observations where recent months are weighted more significantly than earlier months; provided that if (a) the Equally Weighted Basket Performance is positive and (b) the Equally Weighted Basket Consistency Test is passed, then all Eligible Short Constituents will fail the Conditional Short Consistency Test for the Relevant Rebalancing Selection Date and there will be no Weakest Constituents with effect from the related Rebalancing Date.

Leveli (Monthm-h+1), Leveli (Monthm-h) and Ch are defined in Section 5.1 hereof; and

EW (Monthm) and ConsistencyEW (Monthm) are defined in Section 5.2.3. hereof.

5.2.2	Requirement to pass the Conditional Short Consistency Test

The ith constituent will be deemed to have successfully passed the “Conditional Short Consistency Test” on the Relevant Rebalancing Selection Date if:

ConsistencyCSi (Monthm ) ≥ 6

5.2.3    Equally Weighted Basket Performance and the Equally Weighted Basket Consistency Test

The terms “Equally Weighted Basket Performance” and “Equally Weighted Basket Consistency Test” used in performing the Conditional Short Consistency Test are defined as follows:

(i) Equally Weighted Basket Performance

On the Relevant Rebalancing Selection Date, the Calculation Agent shall calculate over a 12 month period, the performance of a synthetic equally-weighted basket of all Constituents (the “Equally Weighted Basket Performance”) in accordance with the following formula:

, (expressed as a percentage)

Where:

Leveli (Monthm-h+1) and Leveli (Monthm-h) are as defined in Section 5.1 hereof.

NC	See Section 1 hereof;

EW (Monthm)

means the Equally Weighted Basket Performance from, and including, the 12th month prior to the Relevant Rebalancing Selection Date to, and including, the month immediately prior to the Relevant Rebalancing Selection Date; and

(ii)	Equally Weighted Basket Consistency Test[3]

3 The Equally Weighted Basket Consistency Test is designed to identify whether a notional equally weighted basket of all the Constituents of the Index would have shown consistent recent increases in value on the basis of monthly observations where recent months are weighted more significantly that earlier months. The Equally Weighted Basket Performance (as described above) and the results of the Equally Weighted Basket Consistency Test are used as inputs for the Conditional Short Consistency Test algorithm which is set out in section 5.2 of this Appendix.

On each Relevant Rebalancing Selection Date, the Calculation Agent will calculate the “Equally Weighted Basket Consistency” in accordance with the following formula:

Where:

Where:

Leveli (Monthm-h +1) , Leveli (Monthm-h) and Ch are as defined in Section 5.1 hereof.

(iii)	Requirement to pass the Equally Weighted Basket Consistency Test

The Equally Weighted Basket shall be deemed to have successfully passed the “Equally Weighted Basket Consistency Test” on the Relevant Rebalancing Selection Date if:

ConsistencyEW(Monthm) ≥ 6

Annex 1 - Re-weighting Algorithm

Section 1:	Index commencement date and commencement level

The Index’s starting level was 100 on 15th September 2006 (the “First Index Valuation Day”), as follows:

CMDUYCER(t0) = 100

Section 2:	Index Level in respect of any Index Valuation Day t

At the close of each Index Valuation Day t (the “Relevant Index Valuation Day”), the Index Level shall be calculated by the Calculation Agent in accordance with the following formula:

Where:

CMDUYCER (t)	is the Index Level on the relevant Index Valuation Day.

n	is the number of Re-weighting Dates from, and including, the First Index Valuation Day to, and including, RWDn-1.

RWDn-1	is the Re-weighting Date immediately preceding the Relevant Index Valuation Day.

CMDUYCER(RWDn-1)	is the Index Level on the Re-weighting Date immediately preceding the Relevant Index Valuation Day, rounded to 4 decimal places.

Component Indexk (t)	is the Component Index level for the kth Component Index on the relevant Index Valuation Day, rounded to 4 decimal places.

Component Indexk (RWDn-1)	is the Component Index level for the kth Component Index on the Re-weighting Date immediately preceding the Relevant Index Valuation Day, rounded to 4 decimal places.

Annex 2 -Rebalancing Algorithm

Section 1: Component Indices commencement date and commencement level

Each Component Index k’s starting level was 100 on 15th September 2006 (the “First Index Valuation Day”), as follows:

Component Indexk (t0 )= 100

Section 2	Component Indices level in respect of any Index Valuation Day t

At the close of each Index Valuation Day t (the “Relevant Index Valuation Day”), the kth Component Index level shall be calculated by the Calculation Agent in accordance with the following formula:

Component Indexk (t)=

Where:

Component Indexk (t)	is the index level of the kth Component Index on the Relevant Index Valuation Day.

n	is the number of Rebalancing Dates for the kth Component Index from, and including, the First Index Valuation Day to, and including, RDn-1,k.

RD n-1,k	is the Rebalancing Date for the kth Component Index immediately preceding the Relevant Index Valuation Day.

Leveli (t)	is the USD Level of the ith Constituent at the close of the Relevant Index Valuation Day t.

Leveli (RDn-1,k )	is the USD Level of the ith Constituent at the close of the Rebalancing Date for the kth Component Index immediately preceding the Relevant Index Valuation Day.

WCi (RDn-1,k )	is any of the Target Weight, the Negative Target Weight or the Zero Target Weight of the ith Constituent implemented at the close of the Rebalancing Date for the kth Component Index immediately preceding the Relevant Index Valuation Day.

Feet	See Annex 4.

Component Indexk (RDn-1,k )	is the level of the kth Component Index on the Rebalancing Date for the kth Component Index immediately preceding the Relevant Index Valuation Day, rounded to 4 decimal places.

Annex 3 - Additional Risk Factors specific to the Core Commodity-IGAR Conditional Long-Short Index

In addition to the general risk factors set out in Part B, the following risk factors are relevant to the Index:

.1	The use of a “long-short strategy”

The Index employs a technique generally known as “long-short” strategy. This means that each Component Index could include a number of notional long positions and a number of notional short positions. Unlike long positions, short positions are theoretically subject to unlimited risk of loss because there is no limit on the amount by which the price of the relevant asset may appreciate before the short position is closed. The Component Indices may engage in notional short positions in accordance with the Index calculation algorithms set out herein and it is therefore possible that during the time from, but excluding, one Rebalancing Date to, and including, the next following Rebalancing Date any notional short position included in any Component Index may appreciate substantially with an adverse impact on its Component the Index Level, and consequently, on the Index Level.

.2	The use of leverage

The Index employs a technique generally known as “long-short” strategy. This means that for each of the Component Indices, and as part of this strategy, the sum of the absolute values of the Target Weights may be greater than 1 and, consequently, any Component Index and hence the Index itself may include leverage. Leverage offers greater potential for enhanced performance of the Index, but also brings greater risk. Where the synthetic portfolio is leveraged, any price movements in the Constituents may result in a proportionately higher reduction in the Index Level than if they were not leveraged.

Annex 4: Performance and Fee Calculation

Section 1   Performance Calculation

On each Rebalancing Selection Date (the “Relevant Rebalancing Selection Date”), and in relation with each Component Index, the Performance over a period of 12 months of the ith Constituent shall be calculated over the Relevant Observation Period by the Calculation Agent in accordance with the following formula:

, (expressed as a percentage)

Where:

Leveli (Monthm)	is the USD Level of the ith Constituent at the close of the last Index Valuation Day of the month immediately preceding the Relevant Rebalancing Selection Date which is not a Disrupted Day (which may be a different day for different Constituents).

Leveli (Monthm-12)	is the USD Level of the ith Constituent at the close of the last Index Valuation Day of the 13th calendar month preceding the Relevant Rebalancing Selection Date which is not a Disrupted Day (which may be a different day for different Constituents).

Section 2:   Fee Calculation

On each Index Valuation Day, the fee accruing to the Calculation Agent is defined as:

Where:

Calendar Days	is the number of calendar days from, and including, the Rebalancing Date immediately preceding the Relevant Index Valuation Day to, but excluding, the Relevant Index Valuation Day.

Annex 5: Constituents

Subject to Section 7 of Part A, the following table sets out the Constituents potentially comprising the Index, together with their respective Bloomberg® tickers.

Asset	Bloomberg® ticker	Asset	Bloomberg® ticker
Energy:		Industrial metals
Brent Crude Oil	SPGCBRP	Nickel	SPGCIKP
Crude Oil	SPGCCLP	Lead	SPGCILP
Gasoline (RBOB)	SPGCHUP	Copper	SPGCICP
Heating Oil	SPGCHOP	Aluminium	SPGCIAP
Natural Gas	SPGCNGP
Agriculture
Precious metals		Soybean	SPGCSOP
Silver	SPGCSIP	Wheat	SPGCWHP
Gold	SPGCGCP	Corn	SPGCCNP